Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 21, 2018

BY AND AMONG

EAGLE BANCORP MONTANA, INC.,

OPPORTUNITY BANK OF MONTANA,

BIG MUDDY BANCORP, INC.

AND

THE STATE BANK OF TOWNSEND

Table of Contents

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Table of Contents (continued)

ii

Table of Contents (continued)

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LIST OF EXHIBITS

  Exhibits

A	Form of Company Shareholder Support Agreement
B	Continuing Director and Officer
C	Form of Plan of Bank Merger
D	Form of Claims Letter
E	Form of Restrictive Covenant Agreement
F	Form of Amended and Restated Escrow Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 21, 2018, by and among Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Big Muddy Bancorp, Inc., a Montana corporation (“Company”), and The State Bank of Townsend, a Montana state bank and wholly-owned subsidiary of Company (“Company Bank”).

WITNESSETH

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders, and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (unless otherwise determined by Buyer) (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of the Company who hold shares of Company Common Stock have entered into an agreement in substantially the form of Exhibit A (each a “Company Shareholder Support Agreement” and collectively, the “Company Shareholder Support Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Company Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and to waive appraisal rights in connection with the Merger;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

THE MERGER

Section 1.01.     The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the DGCL. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02.     Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the Certificate of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03.     Directors and Officers of Surviving Entity.

(a)      The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time plus the individual identified on Exhibit B. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time plus the individual identified on Exhibit B, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

(b)      Concurrently herewith, the individual identified on Exhibit B is entering into a restrictive covenant agreement with Buyer, to be effective upon the Effective Time (the “Officer Agreement”).

Section 1.04.     Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer in its sole discretion), Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Merger and Merger Agreement, substantially in the form attached hereto as Exhibit C (the “Plan of Bank Merger”).

Section 1.05.     Effective Time; Closing.

(a)      Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the appropriate documents (the “Certificates of Merger”) related to the Merger that shall be filed with the Secretaries of State of the States of Delaware and Montana on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Certificates of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Certificates of Merger.

(b)      The Bank Merger shall become effective as set forth in the Plan of Bank Merger providing for the Bank Merger, at the later of immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer in its sole discretion). Prior to the Effective Time (unless otherwise determined by Buyer in its sole discretion), Buyer shall cause Buyer Bank, and Company shall cause Company Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

(c)      Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Mountain time, on a date which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) at the offices of the Buyer, or such other place, date or time as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Certificates of Merger, the Plan of Bank Merger and such other certificates and other documents required to be delivered under Section 1.05(b) and Article 6 hereof.

Section 1.06.     Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank and their respective Subsidiaries shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Bank, as applicable, are authorized in the name of Company, Company Bank and their respective Subsidiaries to take any and all such action.

Section 1.07.    Structure Change. Buyer may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Company with a wholly-owned Subsidiary of Buyer) if and to the extent requested by Buyer, and Company agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount, kind, or value of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Company’s shareholders or (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Regulatory Approvals to be prevented or materially delayed.

ARTICLE 2.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01.    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company, subject to Section 2.09 and any applicable withholding Tax:

(a)     Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)     Each share of Company Common Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers, or as a result of debts previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)     Each share of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b) above) shall be automatically converted into the right to receive the number of shares of Buyer Common Stock that is equal to the Exchange Ratio (the “Merger Consideration”).

Section 2.02.    Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of Company Common Stock, when converted in accordance with Section 2.01(c) above, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 (subject to the provisions of Section 2.06). At the Effective Time, the non-dissenting holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth exclusively in Section 2.03) in accordance with this Article 2. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03.    Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu thereof, Buyer shall pay or cause to be paid to each non-dissenting holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth (1/100th) of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the VWAP for the twenty (20) Trading Days immediately preceding the fifth Trading Day immediately preceding the Closing Date.

Section 2.04.    Plan of Reorganization. It is intended that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

Section 2.05.    Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably required by the Exchange Agent, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock immediately prior to the Effective Time and whose shares of Company Common Stock were converted pursuant to Section 2.01 into the right to receive the Merger Consideration (each, a “Holder”), a letter of transmittal, which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and/or bonds in such amounts as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify, and (ii) specify instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 as provided for in this Agreement (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of the Holders, which books shall be conclusive with respect thereto.

Section 2.06.    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of the MBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of Company or the Surviving Entity with respect to shares of Company Common Stock, except those provided under applicable provisions of the MBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of each share of Company Common Stock held by him or her in accordance with the applicable provisions of the MBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of his, her or its Certificates pursuant to Section 2.05. Company shall give Buyer prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Company relating to shareholders’ rights of appraisal. Buyer shall have the right to direct all discussions, negotiations and proceedings with respect to any such demands for appraisal. Company shall not, except with the prior written consent of Buyer, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such demand for appraisal. Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the MBCA. Any payments made in respect of Dissenting Shares shall be made by Buyer as the Surviving Entity.

Section 2.07.     Deposit of Merger Consideration.

(a)     Prior to the Effective Time, Buyer shall designate a bank or trust company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Certificates and shall obtain no rights or interests in the shares represented thereby. At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent (i) evidence of Buyer Common Stock issuable pursuant to Section 2.01(c) in book-entry form equal to the aggregate Buyer Common Stock of the Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay, to the extent then determinable, any cash payable in lieu of shares of Buyer Common Stock as set forth in Section 2.03 (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Buyer; provided, however, that no such investment or loss thereon shall affect the amounts payable to Holders of Certificates pursuant to this Article 2.

(b)     Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 deliverable in respect of each share of Company Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Holder represented by any Certificate for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.08.    Delivery of Merger Consideration.

(a)     Upon surrender to the Exchange Agent of its Certificate(s) (or an affidavit of loss in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article 2, any fractional share consideration that such holder has the right to receive pursuant to the provisions of Section 2.03, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Buyer Common Stock in accordance with Section 2.08(c) for each share of Company Common Stock formerly represented by such Certificate, to be mailed within five (5) Business Days following the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof). The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates representing the shares of Company Common Stock for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.

(b)     In the event of a transfer of ownership of a Certificate for Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Buyer that the tax has been paid or is not applicable, and the person requesting payment for such Certificate shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)     All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)), there shall be issued and/or paid to the holder of the whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d)     Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable. Buyer shall provide written information to Holder regarding such deduction or withholding.

Section 2.09.    Anti-Dilution Provisions. In the event that before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, the Merger Consideration shall be proportionally adjusted as needed to preserve the relative economic benefit of the parties.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01.    Making of Representations and Warranties.

(a)     On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a Schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more of its covenants contained in Article 5.

(b)     Except as set forth in the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer as follows in this Article 3.

Section 3.02.    Organization, Standing and Authority.

(a)     Company is a Montana corporation duly organized, validly existing and in good standing under the Laws of the State of Montana, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, meets the applicable requirements for qualification as such, and has not elected to be a treated as a financial holding company under such Act. Company has the requisite corporate power and authority to carry on its business as now conducted by it and to own, lease and operate its properties and assets. Company is duly licensed or qualified to do business in the State of Montana and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)     Company Bank is a Montana state-chartered nonmember bank duly organized, validly existing and in good standing under the Laws of the State of Montana. Company Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Company Bank as a duly chartered Montana bank is duly licensed or qualified to do business in Montana and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. Company Bank is a member of the Federal Home Loan Bank of Des Moines.

(c)     Company and Company Bank do not originate mortgage loans or otherwise conduct business under any names other than their legal names and the assumed names set forth in Company Disclosure Schedule 3.02(c) (the “Trade Names”). Company and Company Bank have made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates mortgage loans or otherwise conducts business under any assumed name except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company or Company Bank. Company’s and Company Bank’s use of the assumed names set forth in Company Disclosure Schedule 3.02(c) does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by Company and Company Bank to any other Person except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company or Company Bank.

Section 3.03.    Capital Stock.

(a)     The authorized capital stock of Company consists solely of 100,000 shares of Company Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 48,616 shares are issued and outstanding (none of which are subject to transfer or forfeiture restrictions). As of the date of this Agreement, no shares of Company Common Stock were reserved for issuance. The capitalization table set forth on Company Disclosure Schedule 3.03(a) sets forth a true, correct and complete list of the shareholders of Company, showing the number of shares of Company Common Stock held by each such shareholder.

(b)     There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any current or past Company shareholder. All shares of Company’s capital stock issued and outstanding have been issued in compliance in all material respects with applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(c)     There are no outstanding shares of capital stock of any class of Company, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock options, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the Company Shareholder Support Agreements, there are no agreements, arrangements or other understandings with respect to the voting or transfer of Company’s capital stock to which Company or any of its Subsidiaries is a party and to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on Company Disclosure Schedule 3.03(c), since January 1, 2017 through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, or (B) issued or awarded any stock options. Neither Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Company or such Subsidiary on any matter.

(d)     All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, other than restrictions on transfers under applicable securities Laws. Neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04.    Subsidiaries.

(a)     Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof; are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b)     Neither Company nor any of its Subsidiaries, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Company Bank. Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)     (i) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth in Company Disclosure Schedule 3.04(a); and (ii) Company Bank is an insured depository institution as defined in 12 U.S.C. 1813(c)(2).

Section 3.05.    Corporate Power.

(a)     Company, Company Bank and each of their Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval.

(b)     Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the terms of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate and a correct and complete copy of such records has been delivered to Buyer prior to the date hereof. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of Company Common Stock.

Section 3.06.    Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting, this Agreement and the transactions contemplated hereby have been approved and authorized by all necessary corporate action of Company and Company Bank on or prior to the date hereof. Immediately following the execution of this Agreement, in accordance with Section 5.21, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Company Bank Shareholder Approval”). Company Board has directed, or will direct, that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the MBCA and Company’s Articles of Incorporation and Bylaws and the receipt of the Company Bank Shareholder Approval, no other vote of the shareholders of Company or Company Bank is required by Law, the Articles of Incorporation of Company and Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

Section 3.07.    Regulatory Approvals; No Defaults.

(a)     No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and the Montana Division of Banking, the filing of the Certificates of Merger with the Secretaries of State of the States of Delaware and Montana, the filing or issuance of the articles of merger relating to the Bank Merger with or by the Montana Secretary of State, the Montana Division of Banking and the FRB, respectively, and the filing with the SEC of the Proxy Statement Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, compliance with the applicable requirements of the Exchange Act, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states and the approval of the listing of such Buyer Common Stock on Nasdaq in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation, Bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)     As of the date of this Agreement, Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.08.    Financial Statements.

(a)     (i) Company has made available or delivered to Buyer true and complete in all material respects copies of (A) all monthly reports and financial statements of Company and its Subsidiaries that were prepared for Company or the Company Bank’s Board of Directors since December 31, 2015; (B) the annual report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2017, of Company and each of its Subsidiaries required to file such reports; (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, filed with the Federal Reserve Board and the FDIC since December 31, 2015, of Company and each of its Subsidiaries required to file such reports; and (D) Company Annual Report to Shareholders for the year ended 2017 and all subsequent Quarterly Reports to Shareholders.

(ii)     The financial statements of Company (the “Company Unaudited Financial Statements”), true and complete copies of which have been made available to Buyer, have been (and all financial statements to be delivered to Buyer as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered. The Company Unaudited Financial Statements fairly present (and all financial statements to be delivered to Buyer as required by this Agreement will fairly present) in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Company and its Subsidiaries as of the dates thereof and for the periods covered thereby. As of the date of the latest balance sheet forming part of the Company Unaudited Financial Statements (the “Company Latest Balance Sheet”), none of Company or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmetered) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Montana Division of Banking, or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Company or the Company Bank, in each case, since December 31, 2014, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Unaudited Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Buyer. Company and the Company Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Company Bank and accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(b)     Since January 1, 2016, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Company or any Subsidiary thereof, whether or not employed by Company or any such Subsidiary, has reported evidence of a violation of law by Company or any Subsidiary thereof or any officers, directors, employees or agents of Company or any of its Subsidiaries to the Company Board or any committee thereof or to any director or officer of Company.

(c)     Each of Company and its Subsidiaries maintains accurate books and records in all material respects reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Company in accordance with GAAP and to maintain accountability for Company’s consolidated assets; (iii) access to Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries. The books of Company and its Subsidiaries are true, complete and accurate in all material respects and reflect only actual transactions.

(d)     Neither Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Company, except for those liabilities that are reflected or reserved against on the Company Latest Balance Sheet and for liabilities incurred (A) in the Ordinary Course of Business since March 31, 2018 that are not, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, or (B) in connection with this Agreement and the transactions contemplated hereby.

Section 3.09.    Regulatory Reports. Since January 1, 2016, Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Montana Division of Banking and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as disclosed in Company Disclosure Schedule 3.09, and other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated or has pending any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2016 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2016.

Section 3.10.    Absence of Certain Changes or Events. Since March 31, 2018, except as disclosed in the Company Unaudited Financial Statements, (a) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Company Bank; (b) except as otherwise expressly contemplated by this Agreement, Company and each of its Subsidiaries has conducted its business in all material respects in the Ordinary Course of Business; and (c) there has not been (i) any material change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) (1) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other arrangement that would be a Company Benefit Plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than in the Ordinary Course of Business), or (2) any grant of change-in-control, retention, severance or termination pay, or any contract or arrangement entered into to make or grant any change-in-control, retention, severance or termination pay, (3) any payment of any bonus, or (4) the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than investment securities of Company or Company Bank, or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property; or (viii) any issuance of capital stock or Rights to acquire capital stock of Company or any of its Subsidiaries.

Section 3.11.     Legal Proceedings. Except as set forth in Company Disclosure Schedule 3.11:

(a)     There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Company or any of its Subsidiaries, any benefit plan or any director, officer or employee or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenges the validity or propriety of the transactions contemplated by this Agreement. There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened, against any officer, director, or employee of Company or its Subsidiaries, in each case by reason of any person being or having been an officer, director, or employee of Company or its Subsidiaries.

(b)     There is no injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12.    Compliance with Laws.

(a)     Company and each of its Subsidiaries is, and has been since January 1, 2015, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans and consumer loans, and, except as set forth in Company Disclosure Schedule 3.12(a), has been in material compliance with the measures set forth in the Interagency Statement on Branch Names, dated May 1, 1998. Neither Company nor any of its Subsidiaries has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)     Company and each of its Subsidiaries and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and Company Bank do not have any approved but unopened offices or branches.

(c)     Neither Company nor Company Bank has received, since January 1, 2015 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of Company, do any grounds for any of the foregoing exist).

(d)     Neither Company nor Company Bank (nor to Company’s Knowledge any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(e)     Except as required by the Bank Secrecy Act, to Company’s Knowledge, no employee of Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Company or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

Section 3.13.   Company Material Contracts; Defaults.

(a)     Except as set forth in Company Disclosure Schedule 3.13(a) as of the date hereof, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries, or entitle any other third party, to indemnification from Company or any of its Subsidiaries; (iii) to which any Affiliate, officer, director, employee or consultant of Company or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the Ordinary Course of Business and in accordance with all applicable regulatory requirements with respect to it); (iv) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, termination, retirement, consulting, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such person upon a change-of-control; (v) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (vi) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vii) that provides any rights to investors in Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board; (viii) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (ix) relating to the lease of personal property having a value in excess of $50,000; (x) relating to the formation, creation, operation, management or control any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement or which limits payments of dividends; (xi) which relates to capital expenditures and involves future payments by Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate, or has a term exceeding twelve (12) months in duration outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xii) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xiii) which is not terminable by Company or its relevant Subsidiary on sixty (60) days or less notice and involving the payment to or from the Company or any Subsidiary of more than $50,000 per annum outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xiv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any of its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xv) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xvi) that involves any Intellectual Property rights (other than non-exclusive licenses to generally available commercial “off-the-shelf” software licensed pursuant to “shrink wrap” or “click and accept” licenses), including any assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material); (xvii) relating to the provision of data processing, network communications or other material technical services to or by Company or any of its Subsidiaries; or (xviii) that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Company were required to file such with the SEC. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Company Disclosure Schedule 3.13(a), and, in addition to the Escrow Agreement, dated June 15, 2016, by and among S.B.T. Financial, Inc., Big Muddy Bancorp, Inc. and Mountain Title Company, as escrow agent (the “Escrow Agreement”), is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b)     (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy; (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default; and (iii) no other party to any such Company Material Contract is, to the Knowledge of Company, in default in any material respect or has repudiated or waived any material provision of any such Company Material Contract. No material power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c)     Company Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

(d)     All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for Company’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in the Ordinary Course of Business and in accordance with all applicable Laws and (ii) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy), and is in full force and effect. Neither Company nor any of its Subsidiaries, nor to the Knowledge of Company, any other party thereto, is in default of any of its obligations under any such agreement or arrangement.

Section 3.14.    Agreements with Regulatory Agencies. Except as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) other than those of general application and since January 1, 2015, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15.    Brokers. Neither Company nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Vining Sparks IBG, LP, pursuant to letter agreements, true and complete copies of which have been previously provided to Buyer and which provide for payment of the amounts set forth on Company Disclosure Schedule 3.15.

Section 3.16.    Employee Benefit Plans.

(a)     All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or service providers of Company, Company Bank or any of its Subsidiaries or ERISA Affiliates (such current and former employees and other service providers collectively, the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries or ERISA Affiliates or (iii) with respect to which Company or any of its Subsidiaries or ERISA Affiliates has any liability or contingent liability (including liability arising from affiliation under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, cafeteria, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock-based, incentive, bonus plans, severance, retirement plans, pension plans, “multiemployer plans” (as defined in Section 3(37) of ERISA) and other similar plans, contracts, policies or arrangements whether or not subject to ERISA (all such plans, contracts, policies or arrangements are collectively referred to as the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). None of Company nor any of its Subsidiaries or ERISA Affiliates has any stated plan, intention or commitment to establish any new plan, contract, policy or arrangement that would be a Company Benefit Plan or to materially modify any Company Benefit Plan.

(b)     Company has provided Buyer with true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the most recently completed plan year), material communications to or from the IRS, the Pension Benefit Guaranty Corporation or any other Governmental Authority and the most recent IRS determination, opinion, notification and advisory letters, if any, with respect thereto. In addition, the most recent annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Buyer.

(c)     No Company Benefit Plan, including without limitation any plan of a predecessor for which there may be liability as described in Section 3.16(a)(ii) above, is or has intended to be qualified under Section 401(a) of the Code. Each Company Benefit Plan intended to be qualified under Section 408(p) of the Code (a “Company 408(p) Plan”) has been maintained and operated in material accordance with Section 408(p). There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans (other than routine claims for benefits or matters that are not material). None of Company nor any of its Subsidiaries or ERISA Affiliates has engaged in a transaction with respect to any Company Benefit Plan, including a Company 408(p) Plan, that could subject Company or any of its Subsidiaries or ERISA Affiliates to a material tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502 (i) of ERISA. No Company 408(p) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no material audits, investigations, inquiries or proceedings pending or, to Company’s Knowledge, threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d)     None of Company nor any of its Subsidiaries or ERISA Affiliates (or their predecessors) has within the past six (6) years maintained, sponsored or contributed to (or been obligated to contribute to) a plan subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” within the meaning of Section 3(37) of ERISA. None of Company nor its Subsidiaries or ERISA Affiliates has incurred within the past six (6) years, and there are no circumstances under which any could reasonably incur, any liability with respect to Title IV of ERISA or Section 412 of the Code.

(e)     All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles. All amounts due and payable under any Company Benefit Plan have been timely paid to participants.

(f)     Except as set forth in Company Disclosure Schedule 3.16(f), no Company Benefit Plan provides and none of Company nor any of its Subsidiaries or ERISA Affiliates has proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee, or any of their beneficiaries, upon or after retirement or termination of employment for any reason, except as may be required by applicable Law.

(g)     All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of applicable Law. Company may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination.

(h)     Neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans unless otherwise agreed to by Buyer, or (vi) result in payments under any of the Company Benefit Plans for which a deduction would be disallowed by reason of Section 280G of the Code.

(i)     No Company Benefit Plan has resulted or would, if operated in accordance with its terms, result in the material payment by any participant therein of interest or additional tax on nonqualified deferred compensation under Section 409A(a)(1)(B) of the Code. None of Company nor any of its Subsidiaries or ERISA Affiliates has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any tax, including the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j)     Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries or ERISA Affiliates for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17.    Labor Matters.

(a)     None of Company nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is not any proceeding pending before the National Labor Relations Board or any other Governmental Authority involving the Company or any of its Subsidiaries, nor has there ever been, nor is such a proceeding, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. None of the Company’s employees are represented by a union. There is not and has never been, any activities or proceedings of any labor union (or representatives thereof) to organize any employees of the Company or any of its Subsidiaries, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees and, to the Company’s Knowledge, within the prior twelve (12) months, no such activities or proceedings are or were underway.

(b)     Except as set forth on Company Disclosure Schedule 3.17(b), there are no written employment contracts, confidentiality agreements, disclosure or proprietary information agreements, non-competition agreements or, any other agreements or any restrictive covenants applicable to any employee of the Company or any of its Subsidiaries. No officer of, director, employee, agent, or contractor of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality agreement, disclosure or proprietary information agreement, non-competition agreement or, any other agreement or any restrictive covenant, order, writ, or judgment that prohibits, limits, or purports to limit such Person from: (i) engaging in or continuing any conduct, activity, duty or practice relating to the business of the Company or any of its Subsidiaries; or (ii) assigning to the Company or its Subsidiaries, as the case may be, any rights to any invention, improvement, discovery or other similar proprietary rights, and the continued employment or engagement of each such officer officers, directors, employees, agents, or contractors does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(c)     Company and its Subsidiaries are and have been since January 1, 2016 in compliance with, and to the Knowledge of Company are not under investigation with respect to, applicable Laws with respect to labor and employment and employee matters, including employment practices, employee benefits, labor relations, terms and conditions of employment, tax withholding and tax payment, discrimination, harassment, equal employment, fair employment practices, collective bargaining, leaves of absence, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs and wages and hours. Neither the Company nor any of its Subsidiaries is liable for the payment of any Taxes, fines, penalties or other amounts for the failure to comply with any of the foregoing requirements of Law.

(d)     No Company Employees provide services to Company or any of its Subsidiaries outside of the United States.

(e)     Company Disclosure Schedule 3.17(e) sets forth the name, date of hire, job title, work location, full-time/part-time status, exempt/non-exempt status, bonus eligibility, commission eligibility, equity holdings in the Company or any Subsidiary, severance entitlement, current compensation paid or payable, including annual vacation, sick time and/or paid leave (both allotted annually and accrued but unused as of the date hereof) and status (e.g., leave of absence, disability, layoff, active, temporary), of all employees of the Company or any Subsidiary. The Company and its Subsidiaries have paid in full or accrued in the Company Unaudited Financial Statements all wages, salaries, commissions, incentives, bonuses, and other compensation due to any current or former employee, independent contractor, or other worker who is currently providing or previously provided services to the Company or any Subsidiary or otherwise arising under any employee benefit plan, contract, or Law prior to the Closing.

(f)     Except as set forth on Company Disclosure Schedule 3.17(f), there are no written personnel policies, handbooks, rules or procedures applicable to any employee.

(g)     Set forth on Company Disclosure Schedule 3.17(g) is a list of the employees terminated or laid-off by the Company or any of its Subsidiaries within the last three (3) calendar years, together with a complete and accurate list of the following information in respect of each former employee who has been terminated or laid-off, or whose hours of work have been reduced by more than fifty percent (50%) in the prior three (3) years: (i) the date of such termination, layoff or reduction in hours; (ii) the reason therefor; (iii) the employee’s base salary/hourly rate, as well as any bonus or commission eligibility; (iv) whether the employee executed a general release of claims or other separation agreement; and (v) the employee’s work location. To the extent that any of the employees listed on Company Disclosure Schedule 3.17(g) have executed a general release of claims or other separation agreement, the Company has provided a true, correct and complete copy of such document to Buyer.

(h)     Set forth on Company Disclosure Schedule 3.17(h) is a complete list of all current and former (in the past three (3) calendar years) workers other than employees (e.g., consultants, independent contractors, etc.) of the Company or its Subsidiaries, together with a complete and accurate list of the following information with respect to each such Person: (i) name; (ii) dates of engagement; (iii) nature of work performed; (iv) compensation paid; and (v) work location.

(i)     There are no pending or, to the Company’s Knowledge, threatened, audits, investigations, information requests, claims, suits, demands or charges against the Company or any of its Subsidiaries or any of its or their employees regarding any Laws relating to labor and employment and employee matters, including, but not limited to, employment practices, employee benefits, labor relations, terms and conditions of employment, tax withholding and tax payment, discrimination, harassment, equal employment, fair employment practices, collective bargaining, leaves of absence, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs. There are no unsatisfied obligations, claims, lawsuits, grievances, workers’ compensation proceedings or similar proceedings in respect of the Company or its Subsidiaries.

(j)     Neither the Company nor its Subsidiaries is a party to or otherwise bound by any consent decree or order with, or citation by, any Governmental Authority relating to any employee or employment practices, wages, hours or terms or conditions of employment.

(k)     The Company and its Subsidiaries have complied in all material respects with any obligation they may have pursuant to a contract, agreement, policy, Law, or otherwise to provide severance payments and/or benefits to any current or former employee, independent contractor or other worker who is currently providing or previously provided services to the Company or any of its Subsidiaries.

Section 3.18.    Environmental Matters.

(a)     Neither Company nor Company Bank, and, to the Company’s Knowledge, no other party, has released, discharged, spilled or disposed of Hazardous Substances at, on, or under any real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures, and ownership or operation, directly or indirectly, in a fiduciary capacity) or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)     There is no litigation or Environmental Claim pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, asserted by any Person or before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(c)     Company and each of its Subsidiaries and their respective owned, operated or leased real properties and facilities are, and have been, in compliance in all material respects with all Environmental Laws, and there are no past or present events, conditions, circumstances, activities or plans related to such properties or facilities that did or would materially violate or prevent compliance or continued compliance in all material respects with any of the Environmental Laws.

(d)     Except as set forth on Company Disclosure Schedule 3.18(d), as of the date of this Agreement there are no contracts or agreements of the Company or any of its Subsidiaries or any predecessor with any Person pursuant to which it assumes responsibility or liability for any Environmental Claim or relating to the presence or release into the environment of any Hazardous Substance.

Section 3.19.    Tax Matters.

(a)     The Company and each of its Subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns are correct, accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid over to the appropriate taxing authority other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Company Disclosure Schedule 3.19(a), neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return and none of the Company or any of its Subsidiaries currently has any open tax years. No written claim has been made by any Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings) upon any of the assets of Company or any of its Subsidiaries.

(b)     Company and each of its Subsidiaries, as applicable, have timely withheld and paid all Taxes required to have been withheld and paid over to the appropriate taxing authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)     No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority, in each case, against Company or any of its Subsidiaries.

(d)     Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income and other material Tax Returns filed with respect to Company and each of its Subsidiaries for taxable periods ended December 31, 2016 and 2015. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company and each of its Subsidiaries with respect to income and other material Taxes filed for the years ended December 31, 2016 and 2015. Company and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e)     Neither Company nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any tax authority, nor have any been issued by any tax authority, in each case that have any continuing effect.

(f)     Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

(g)     Company and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(h)     Except as set forth in Company Disclosure Schedule 3.19(h), neither Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement relating to the allocation of liabilities for Taxes between related parties. Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, unincorporated organization or other Person (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(i)     Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ”closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j)     Neither Company nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(k)     The unpaid Taxes of Company and each of its Subsidiaries (A) did not, as of the date of the latest Company Unaudited Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet reflected on the latest Financial Statement (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and each of its Subsidiaries in filing their Tax Returns. Since the date of the latest Company Unaudited Financial Statements, neither Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(l)     Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Section 1.6011-4(b) (1) of the Regulations or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction.

(m)     At all times from the date of SBT Financial Inc., which merged with and into the Company effective December 31, 2016, elected to be taxed as an S-Corp until December 31, 2016, SBT Financial Inc. was continuously taxed as an S-Corp. SBT Financial Inc.’s election to be taxed as an S-Corp was initially effective as of January 1, 2006 and was effective at all times on or prior to December 31, 2016. SBT Financial Inc.’s shareholders as of the date of its election to be taxed as an S-Corp and at all times thereafter until December 31, 2016 were qualified under the Code to be shareholders of an S-Corp. No event has occurred (or fact has existed) that would have precluded SBT Financial Inc. from initially qualifying as an S-Corp under Section 1361(a) of the Code during the time its S-Corp election was effective. No Governmental Authority has challenged the effectiveness of SBT Financial Inc.’s S-Corp election.

Section 3.20.    Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Montana Division of Banking. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.21.    Loans; Nonperforming and Classified Assets.

(a)     Company Disclosure Schedule 3.21(a) (i) sets forth the aggregate outstanding principal amount of all Loans as of June 30, 2018, (ii) contains a true and correct list of the borrowers with the 25 largest individual or aggregate extensions of credit from Company Bank, and (iii) identifies, as of June 30, 2018, any Loans under the terms of which the obligor was over thirty (30) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date or that are, to Company’s Knowledge, otherwise in material default for more than thirty (30) days.

(b)     Company Disclosure Schedule 3.21(b) identifies, as of June 30, 2018, each Loan that was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c)     Company Disclosure Schedule 3.21(c) identifies each asset of Company or any of its Subsidiaries that as of June 30, 2018 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since June 30, 2018 and any sales of OREO between June 30, 2018 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d)     Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected, (iii) was at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the Ordinary Course of Business of Company and its Subsidiaries and is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iv) is not the subject of any written notice from an obligor asserting defense, set-off or counterclaim with respect thereto that, if valid, would materially and adversely affect the value of the related Loan.

(e)     All currently outstanding Company Loans were solicited, originated, administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Bank of Des Moines). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Company Bank. Except as set forth in Company Disclosure Schedule 3.21(e), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(f)     Except as would not reasonably be expected to be material, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)     Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)     Neither Company nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.

(i)     Company and Company Bank have not, since January 1, 2016, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O. Company Disclosure Schedule 3.21(i) identifies any loan or extension of credit maintained by Company and Company Bank to which Regulation O applies, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.

Section 3.22.    Allowance for Loan and Lease Losses. Company’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in (a) the Company Unaudited Financial Statements and (b) the Company Latest Balance Sheet, are, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by the applicable Governmental Authority, the Financial Accounting Standards Board and GAAP. To the Knowledge of Company, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance).

Section 3.23.    Trust Business; Administration of Fiduciary Accounts. Neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.24.    Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.25.    Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.26.    Deposit Insurance and Deposits. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened. Except as disclosed in Company Disclosure Schedule 3.26, Company Bank has no “brokered deposits” as defined in 12 C.F.R. 337.6(a)(2). Company Disclosure Schedule 3.26 contains a true and correct list of the depositors who own the 25 largest deposit relationships of Company Bank.

Section 3.27.    Community Reinvestment Act and Privacy and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Company or Company Bank’s operations, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Company’s and Company Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory” or better. Neither Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that could reasonably be expected to cause Company or Company Bank: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed not to be in compliance with the applicable privacy of consumer or customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Company and Company Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016, who are consumers, customers and former customers that will be transferred to Buyer and Buyer Bank pursuant to this Agreement.

Section 3.28.    Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.28, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer or five percent (5%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates, or any Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.28, neither Company nor any of its Subsidiaries is a party to any transaction or agreement, or is contemplated to be a party to any proposed transaction or agreement, with any of its respective directors or executive officers or to any of their respective Affiliates or Associates or other Affiliates of Company other than part of the terms of an individual’s employment or service as a director, and no such person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by Company or its Subsidiaries, other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2016, between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act 23A and 23B and Regulation W of the FRB.

Section 3.29.    Tangible Properties and Assets.

(a)     Company Disclosure Schedule 3.29(a) sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.29(a), the Company and its Subsidiaries are not a party to any real property lease or license, whether as landlord, tenant, guarantor or otherwise. Company or its Subsidiaries has good, valid and marketable title to or otherwise legally enforceable rights to use all of the real property, all buildings, structures and other improvements on the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) Liens for taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP, (ii) Liens, easements, rights of way, and other similar encumbrances that do not materially detract from the value or the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP. Each of Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by Company or such Subsidiary or, to the knowledge of Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that, individually or in the aggregate, has not had a Material Adverse Effect. Except as set forth on Company Disclosure Schedule 3.29(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank. None of the Company or its Subsidiaries have granted any right, title or interest in any mineral rights that are unrecorded.

(b)     Except as set forth on Company Disclosure Schedule 3.29(b), all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, vaults, safety deposit boxes, wiring and cable installations, included in the owned real property are, to Company’s and Company Bank’s Knowledge, in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries as currently conducted except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank.

(c)     To the Company’s Knowledge, since the Company or one of its Subsidiaries has owned the real property, there have been no material interruptions in the delivery of adequate service of any utilities required in the operation of the business currently conducted at the real property. To the Company’s Knowledge, since the Company or one of its Subsidiaries has owned the real property, no property has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service. To the Company’s Knowledge, all utilities servicing the property are publicly provided and maintained.

(d)     The real property and improvements thereof have access to and from all adjoining streets, roads and highways necessary for the use and operation by the Company and its Subsidiaries as currently conducted, and none of the Company or its Subsidiaries has received written notice from any Governmental Authority of any pending action that would result in the termination or reduction of the current access from the real property and improvements to existing roads and highways, or to sewer or other utility services available to the real property and improvements, in each case as necessary for the use and operation of the real property and improvements as currently used and operated.

Section 3.30.     Intellectual Property.

(a)     Company Disclosure Schedule 3.30(a) sets forth a true, complete and correct list of all registered and, to Company’s Knowledge, unregistered material Company Intellectual Property owned by the Company or any of its Subsidiaries, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(b)     Company or its Subsidiaries own all right, title and interest in and to, or has a valid license or otherwise possess legally enforceable rights to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to “off-the-shelf” Software at standard commercial rates).

(c)     The Company Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Company and its Subsidiaries as currently conducted. Company is the owner or licensee of all right, title and interest in and to each of the items of Company Intellectual Property, free and clear of all Liens, and has the right to use without payment to any other Person all of the Company Intellectual Property other than in respect of licenses listed in Company Disclosure Schedule 3.30(g).

(d)     The Company Intellectual Property owned by Company or its Subsidiaries is valid, subsisting and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Company Intellectual Property.

(e)     None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any material Company Intellectual Property.

(f)     Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.

(g)     Set forth on Company Disclosure Schedule 3.30(g) is a complete and accurate list and summary description, including any royalties paid or received by Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the Company Intellectual Property (other than non-exclusive licenses to generally available commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with respect to any such contract. Included in Company Disclosure Schedule 3.30(g) is a list of all items of Company Intellectual Property that are licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial “off-the-shelf” software licensed pursuant to “shrink wrap” or “click and accept” licenses).

(h)     Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Company and each of its Subsidiaries in connection with their respective businesses and (ii) to Company’s Knowledge, have not materially malfunctioned or failed within the past two (2) years. Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of Company’s and its Subsidiaries’ respective IT Assets to continue by the Surviving Entity and its Subsidiaries to the same extent and in the same manner that such IT Assets have been used by Company and its Subsidiaries prior to the Effective Time.

(i)     Except for ongoing payments due under contracts with third parties, Company’s and its Subsidiaries’ respective IT Assets are free from any Liens (except for (i) statutory Liens for amounts not yet delinquent, and (ii) Liens for Taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP). Neither Company nor any of its Subsidiaries, has received notice of or is aware of any circumstances, including the execution of this Agreement or the Plan of Bank Merger or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Company’s or its Subsidiaries’ agreements or arrangements relating to their respective IT Assets (including maintenance and support).

(j)     Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two (2) years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Buyer’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

Section 3.31.     Insurance.   Company Disclosure Schedule 3.31 identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”). Company and each of its Subsidiaries is insured with what the Company believes are reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined ‘to be prudent in accordance with industry practices and all the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion. Neither Company nor any of its Subsidiaries is now liable for, nor has any such Person received notice of, any material retroactive premium adjustment. Company has not received notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, (ii) is materially increasing its premium or (iii) has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement. Within the last three (3) years, none of Company or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Company nor Company Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

Section 3.32.     Questionable Payments. Neither Company nor any Affiliate thereof, nor to Company’s Knowledge : (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

Section 3.33.     Anti-Money Laundering Laws. Neither Company nor Company Bank has Knowledge of, has been advised of, or has reason to believe that any facts or circumstances exist that would cause any either: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the U.S. Anti-Money Laundering Laws. Management of Company has reasonably and in good faith concluded that the Board of Directors of each Company Subsidiary that qualifies as a “financial institution” has adopted, and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all material reports and other necessary material documents as required.

Section 3.34.     OFAC. Neither Company nor Company Bank is, nor would either reasonably be expected to become, a Person or entity with whom a United States Person or entity is restricted from doing business under regulation of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including those named on OFAC’s Specially Designated and Blocked Persons List, or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Management of the Company has reasonably and in good faith concluded that Company Bank has implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the Knowledge of Company no Company Subsidiary is engaging nor engaged in any dealings or transactions with or has been otherwise associated with, such Persons or entities.

Section 3.35.     Disaster Recovery and Business Continuity. Company has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Bank. To Company’s Knowledge, such program ensures that Company can recover its mission critical functions, and complies in all material respects with the requirements of the FFIEC and the FDIC.

Section 3.36.     Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or ‘other form of antitakeover statute or regulation (collectively, “Takeover Laws”) is applicable to the Company with respect to this Agreement and the transactions contemplated hereby.

Section 3.37.     Company Information. No representation or warranty by Company or Company Bank in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.38.     Investment Securities.

(a)     Except for pledges to secure public and trust deposits, FHLB borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Company Unaudited Financial Statements, and none of the material investments made by Company or any of its Subsidiaries since March 31, 2018, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)     Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Company Unaudited Financial Statements or to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP.

(c)     Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses and Company and its Subsidiaries have, since January 1, 2016, been in compliance in all material respects with such policies, practices and procedures. Prior to the date of this Agreement, Company has made available to Buyer the material terms of such policies, practices and procedures.

Section 3.39.     Board Recommendation. The board of directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and Bank Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of the Company Common Stock approve this Agreement.

Section 3.40.     Opinion. Prior to the execution of this Agreement, Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Vining Sparks IBG, LP, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.41.    No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01.    Making of Representations and Warranties.

(a)     On or prior to the date hereof, Buyer has delivered to Company a Schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4.

(b)     Except as set forth in (i) the Buyer Reports filed prior to the date hereof or (ii) the Buyer Disclosure Schedule (subject to Section 9.12), Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company as follows in this Article 4.

Section 4.02.   Organization, Standing and Authority.

(a)     Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets the applicable requirements for qualification as such. True, complete and correct copies of the Certificate of Incorporation, as amended (the “Buyer Certificate”), and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has the requisite corporate power and authority to carry on its business as now conducted by it. Buyer is duly licensed or qualified to do business in the State of Delaware and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)     Buyer Bank is a Montana state-chartered member bank duly organized and validly existing under the laws of the State of Montana. Buyer Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed or qualified to do business in the State of Montana and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Des Moines.

Section 4.03.    Capital Stock.

(a)     The authorized capital stock of Buyer consists of (i) 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement, zero shares of Buyer Preferred Stock are outstanding, and (ii) 8,000,000 shares of Buyer Common Stock, of which, as of May 31, 2018, 5,460,452 shares were issued and outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance in all material respects with applicable federal or state securities Laws. All shares of Buyer’s capital stock have been issued in compliance in all material respects with applicable federal or state securities Laws.

(b)     Except (i) any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the board of directors of Buyer, or (ii) as otherwise set forth in Buyer Disclosure Schedule 4.03(b), as of the date hereof, there are no outstanding securities of Buyer or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Buyer or any of Buyer’s Subsidiaries. As of March 31, 2018, no shares of Buyer Common Stock or Buyer preferred stock were reserved for issuance, except for 64,460 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to the compensatory equity plans of Buyer.

(c)     Except as set forth in this Section 4.03(c), as of March 31, 2018, there are no outstanding shares of capital stock of any class of Buyer, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Buyer or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any shares of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Buyer or any of Buyer’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or capital stock of any of Buyer’s Subsidiaries or any other securities of Buyer or any of Buyer’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. There are no agreements, arrangements or other understandings with respect to the voting of Buyer’s capital stock to which Buyer or any of its Subsidiaries is a party and to the Knowledge of Buyer as of the date hereof, no such agreements between any Persons exist. Neither Buyer nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Buyer or such Subsidiary on any matter.

Section 4.04.    Corporate Power.

(a)     Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b)     Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective Certificate of Incorporation, Bylaws or equivalent organizational documents.

Section 4.05.  Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank and Buyer and Buyer Bank’s respective duly constituted boards of directors on or prior to the date hereof. Immediately following the execution of this Agreement, in accordance with Section 5.21, Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Buyer Bank Shareholder Approval”). Except for the Buyer Bank Shareholder Approval, no other vote of the shareholders of Buyer or Buyer Bank is required by Law, the Certificate of Incorporation of Buyer and Buyer Bank, the Bylaws of Buyer and Buyer Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818 (b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

Section 4.06.   SEC Documents; Financial Statements.

(a)     Buyer has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2016 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments, has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from the SEC with respect to any of the Buyer Reports which would be reasonably likely to delay the effectiveness of the Registration Statement.

(b)     The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount, and to the absence of footnote disclosure).

(c)     Buyer has no Knowledge of (i) any significant deficiency in the design or operation of internal controls which could adversely affect Buyer’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud that involves management or other employees who have a significant role in Buyer’s internal controls. Since December 31, 2016, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Buyer other than as has been disclosed in the Buyer Reports.

(d)     Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, since January 1, 2016, neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.07.   Regulatory Reports. Since January 1, 2016, Buyer and its Subsidiaries have duly filed with the FDIC, the FRB, and any other applicable Governmental Authority (other than the SEC), in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as would not be material, other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified Buyer or any of its Subsidiaries that it has initiated or has pending any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2016. Except as would not be material, there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2016.

Section 4.08.    Regulatory Approvals; No Defaults.

(a)     Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer and Buyer Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and the Montana Division of Banking, the filing of the Certificates of Merger with the Secretaries of State of the States of Delaware and Montana, the filing or issuance of the articles of merger relating to the Bank Merger with or by the Montana Secretary of State, the Montana Division of Banking and the FRB, respectively, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement and compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Certificate, Buyer Bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)     As of the date of this Agreement, Buyer has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.09.    Legal Proceedings. Except as set forth in the Buyer Reports, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer:

(a)     There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)     There is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 4.10.    Absence of Certain Changes or Events. Since December 31, 2017, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.11.    Compliance with Laws.

(a)     Buyer and each of its Subsidiaries is, and have been since January 1, 2015, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans. Neither Buyer nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)     Buyer and Buyer Bank and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer and Buyer Bank do not have any approved but unopened offices or branches.

(c)     Neither Buyer nor Buyer Bank has received, since January 1, 2015 to the date hereof, written or, to Buyer’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in material compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 4.12.     Brokers. Neither Buyer nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.13.    Regulatory Capitalization. Buyer Bank is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Buyer is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.14.    Buyer Regulatory Agreements. Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, a “Buyer Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, and since January 1, 2015, Buyer has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.15.    Community Reinvestment Act. As of the date hereof, Buyer’s and Buyer Bank’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.

Section 4.16.   No Other Representations and Warranties. Except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Buyer Bank hereby disclaim any such other representations or warranties.

ARTICLE 5.

COVENANTS

Section 5.01.     Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in all material respects in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed). Except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and Company Bank will use commercially reasonable efforts to (i) preserve intact its business organizations and assets, (ii) keep available to itself and, after the Effective Time, Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and, after the Effective Time, Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries to:

(a)     Stock. (i) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (other than the issuance of Company Common Stock pursuant to the exercise of Company Option Awards outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement), any Rights, any award or grant under the Company Stock Plan or otherwise, or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time.

(b)     Dividends; Other Distributions. Other than as set forth in the Company’s capital plan, which is included in Company Disclosure Schedule 5.01(b), make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank and (ii) if the Adjusted Tangible Stockholders Equity of Company as of the Measurement Date is greater than $13,300,000, the Company may, in its discretion, elect to declare and pay a special cash dividend to its shareholders in such excess amount provided, however, the Company provides written notice to the Buyer not less than five (5) Business Days prior to Closing and the dividend is made effective immediately prior to the Effective Time.

(c)     Compensation; Employment Arrangements. Enter into, establish, adopt, amend, terminate or renew any Company Benefit Plan, or grant any salary, wage or fee increase, increase any employee benefit or grant or pay any incentive or bonus payments, adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, accelerate any rights or benefits under any Company Benefit Plan (including accelerating the vesting of Company Option Awards) or hire or terminate (other than for cause) any employee or other service provider with annual base salary, anticipated service fees or wages that is reasonably anticipated to exceed $100,000, except consistent with past practices (i) normal increases in base salary to non-officer employees in the Ordinary Course of Business and pursuant to policies currently in effect, (ii) as may be required by Law, and (iii) to satisfy contractual obligations under the terms of Company Benefit Plans as of the date hereof.

(d)     Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(d), pay, loan or advance any material amount to, or sell, transfer or lease any material properties or assets to, or buy, acquire, or lease any material properties or assets from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business or other than part of the terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.

(e)     Dispositions and Acquisitions. Except in the Ordinary Course of Business, (i) sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties (except as set forth in Company Disclosure Schedule 3.29(a)) or cancel or release any indebtedness owed to Company or any of its Subsidiaries or (ii) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person with a value or purchase price in the aggregate in excess of $50,000.

(f)     Capital Expenditures. Except (i) in the Ordinary Course of Business, or (ii) the repairs disclosed in Company Disclosure Schedule 3.29(b), make any capital expenditures in amounts exceeding $50,000 individually, or $100,000 in the aggregate.

(g)     Governing Documents. Amend or propose to amend (i) Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries, or (ii) any resolution or agreement concerning indemnification of Company’s or any Company Subsidiary’s directors or officers.

(h)     Accounting Methods. Revalue any of Company’s or its Subsidiaries’ assets or implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.

(i)     Contracts. Enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease, or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement.

(j)     Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; (iv) make any changes in the mix, rates, terms or maturities of Company Bank’s deposits or other liabilities, except in a manner and pursuant to policies in the Ordinary Course of Business and competitive factors in the market place; (v) open any new branch or deposit taking facility; or close, relocate or materially renovate any existing branch or facility; or (vi) other than purchases of investment securities in the Ordinary Course of Business, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(k)     Indebtedness. (i) Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, FHLB borrowings and sales of certificates of deposit, which are in each case in the Ordinary Course of Business), (iii) cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Company Disclosure Schedule 5.01(k)(iii) or in the Ordinary Course of Business, or waive any right of substantial value or discharge or satisfy any material noncurrent liability.

(l)     Compliance with Agreements. Commit any act or omission which constitutes a breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract or that could reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(m)     Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except as may be required by applicable Law, (ii) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (iii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n)     Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(o)     Investments. Other than in the Ordinary Course of Business, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person.

(p)     Intellectual Property. Transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property.

(q)     Litigation. Commence, settle or agree to settle any litigation claims, actions or proceedings, except in the Ordinary Course of Business that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Company or the applicable Subsidiary thereof and (iii) would not create precedent for claims that are reasonably likely to be material to Company or any of its Subsidiaries, or, after the Closing, Buyer or any of its Subsidiaries.

(r)     Taxes. (i) File or amend any income Tax Return; (ii) settle or compromise any income Tax liability claim or assessment; (iii) make, change or revoke any material Tax election or change any method of Tax accounting; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (v) surrender any claim for a refund of Taxes; or (vi) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes.

(s)     Tax Year. Change its fiscal or Tax year.

(t)     Extensions of Credit. Make any extension of credit that, when added to all other extensions of credit to a borrower and its Affiliates, would exceed its applicable regulatory lending limits; make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Buyer; provided, that this covenant shall not prohibit Company Bank from extending or renewing credit or Loans in the Ordinary Course of Business or in connection with the workout or renegotiation of Loans currently in its Loan portfolio; provided, further, that from the date hereof, any new individual Loan or new extension of credit in excess of $150,000 and which is unsecured, or $1,000,000 and which is secured, shall require at least five (5) Business Days’ written notice (including a copy of the related loan package) to the chief executive officer or chief credit officer of Buyer Bank prior to issuing a loan commitment.

(u)     Loan Portfolio. (i) Charge off (except as may otherwise be required by Law or by regulatory authorities or by GAAP) or sell (except in the Ordinary Course of Business) any of its portfolio of Loans, or (ii) sell any asset held as OREO or other foreclosed assets for an amount less than its book value, except that this provision shall not be applicable to resolving the taking of any real estate by any Governmental Authority by eminent domain proceedings or litigation.

(v)     Insurance. Terminate or allow to be terminated any of the policies of insurance it maintains on its business or property other than in connection with the renewal of such policies on their present terms.

(w)     Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(x)     Encumbrance of Any Asset. Encumber any asset having a book value in excess of $10,000 except in the Ordinary Course of Business for reasonable and adequate consideration.

Section 5.02.   Covenants of Buyer. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by applicable Law, without the prior written consent of Company (such consent not to be unreasonably withheld or delayed), Buyer will not, and will cause each of its Subsidiaries not to:

(a)     Amend or propose to amend Buyer’s Certificate of Incorporation or Bylaws or any equivalent documents of Buyer’s Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the shareholders of Company or the transactions contemplated by this Agreement;

(b)     Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or reasonably likely to (i) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(c)     Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03.   Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided this section will not require Buyer to agree to, or take, any Burdensome Condition.

Section 5.04.   Company Shareholder Approval.

(a)     Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as soon as reasonably practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and, if mutually agreed, any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.09 and the last sentence of this Section 5.04(a), use its reasonable best efforts to solicit such approval by such shareholders. Subject to Section 5.09 and the last sentence of this Section 5.04(a), Company shall use its reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Meeting are solicited in compliance with the MBCA, the Articles of Incorporation and Bylaws of Company and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If the Company Board changes the Company Recommendation in accordance with Section 5.09, Company shall not be required to use its reasonable best efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its reasonable best efforts to obtain the Requisite Shareholder Approval to consummate the Merger; provided, however, that notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting, for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger), and nothing contained herein shall be deemed to relieve Company of such obligation.

(b)     Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval by the shareholders of Company of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not make a Company Subsequent Determination and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(c)     Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting three (3) times pursuant to the first sentence of this Section 5.04(c).

Section 5.05.    Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a)     Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use commercially reasonable efforts to deliver to Buyer such financial statements and related analysis of Company, including Management’s Discussion and Analysis of Financial Condition and Results of Operations of Company, as may be required in order to file the Registration Statement, and any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Buyer to review. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)     The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Buyer and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Buyer shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).

(c)     Buyer agrees to use commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 5.06.    Regulatory Filings; Consents.

(a)     Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein (provided, however, that the Company’s obligation to participate in such Regulatory Approvals shall be non-financial), (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement, or take any action or omit to take any action, which would prohibit or limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or otherwise be reasonably likely, individually or in the aggregate, to have a material and adverse effect on Buyer and its Subsidiaries, taken as a whole and giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries taken as a whole) (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and other Governmental Authority consents and approvals required to consummate the Merger. Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company or their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement, (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, and (C) Buyer and Company will notify the other promptly and shall promptly apprise the other of the substance of any communication from any Governmental Authority received by it with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and its response thereto); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any Affiliates or any pending merger transaction, other than the Merger. Company shall provide Buyer with the opportunity to participate in meetings or substantive telephone discussions that it or its representatives may from time to time have with any Governmental Authority with respect to the transactions contemplated thereby.

(b)     Company will use its commercially reasonable efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedule 3.13(c); provided that neither Company nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith (and shall not make any such payment or grant any such concession without the prior written consent of Buyer). Each party will, to the extent permitted by applicable Law, notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07.    Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Buyer may, without the prior consent of Company (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may be required by Law or the rules and regulations of Nasdaq. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08.    Access; Current Information.

(a)     Subject to Section 5.08(e), upon reasonable notice and subject to applicable Laws, each of Buyer and Company, for the purposes of verifying the representations and warranties of the other party and preparing for the Merger and the other matters contemplated by this Agreement, agrees to afford to the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as such party may reasonably request and shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and its privacy policy.

(b)     As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, Company will furnish to Buyer copies of the board packages distributed to Company’s Board or the board of directors of its subsidiary bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to its Board or any committee thereof relating to its financial performance and risk management.

(c)     During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular basis with representatives of Buyer and to report the general status of the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, Company agrees to provide to Buyer, to the extent permitted by applicable Law, a copy of each report filed by it or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof. During the period from the date of this Agreement to the Effective Time, each party will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule or which is necessary to correct any information in its Disclosure Schedule which has been rendered materially inaccurate thereby.

(d)     No investigation by a party or its representatives, or updating of any Disclosure Schedule, shall be deemed to modify or waive any representation, warranty, covenant or agreement of any party or its subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation pursuant to this Section 5.08 and Section 5.16 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries. The Company and Buyer will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.08, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents in confidence and treat such information and documents as secret and confidential and to use all reasonable efforts to safeguard the confidentiality of such information and documents.

(e)     Notwithstanding anything in this Section 5.08 to the contrary, no party shall be required to provide the other with any documents that disclose confidential discussions or information relating to this Agreement or the transactions contemplated hereby or any other matter that a party or its subsidiary bank’s board of directors has been advised by counsel that such distribution of which to the other party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in its waiver of attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, each party shall use commercially reasonable efforts to obtain such consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the parties will use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09.    No Solicitation by Company; Superior Proposals.

(a)     Subject to Section 5.09(b), Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates or other agents of Company or any of Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly: (i) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable Law, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Buyer and its Affiliates and its and their representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring 15% or more of any class of equity of Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 15% or more of the consolidated assets of Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement.

(b)     Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, if, but only if, (A) Company has after the date of this Agreement received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09, (B) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (C) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from the Person making such Acquisition Proposal an Acceptable Confidentiality Agreement (it being understood that nothing therein shall have the effect of a standstill provision), Company may take the actions described in clause (ii) of Section 5.09(a) solely with respect to such Acquisition Proposal. Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c)     Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials including e-mails or other electronic communications. Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)     Subject to Section 5.09(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any public statement, filing or release inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve, recommend or endorse, or publicly propose to approve, recommend or endorse, any Acquisition Proposal; (iii) submit this Agreement to Company’s shareholders for approval without recommendation; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a “Company Subsequent Determination”); or (v) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)     Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may make a Company Subsequent Determination (although the Company Subsequent Determination will have no effect on any previously adopted resolutions of the Company Board except as expressly permitted by this paragraph) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has determined reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that a bona fide unsolicited written Acquisition Proposal that it received after the date of this Agreement (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined reasonably and in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that because of the existence of such Superior Proposal the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days. Any Notice of Superior Proposal shall include a reasonably detailed description of the Acquisition Proposal subject thereto, including the latest material terms and conditions and the identity of the third party in such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or supplement thereto.

(f)     Nothing contained in this Section 5.09 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a Company Subsequent Determination unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.

Section 5.10.    Indemnification.

(a)     For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank or any of their respective Subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the fullest extent as such persons have the right to be indemnified pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement and applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such persons have the right to expense advancement pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law, provided, the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such person is not entitled to indemnification.

(b)     Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) (x) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (y) Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless in the case of this clause (y) such settlement does not provide for any additional monetary or equitable relief against the Indemnified Party and contains an unconditional release of such Indemnified Party for the matters to which such settlement relates and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws. All rights to indemnification in respect of any Claim asserted or made prior to the period ending six (6) years after the Effective Time shall continue until the final disposition of such Claim.

(c)     For a period of six (6) years following the Effective Time, Buyer will purchase and provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the Maximum D&O Tail Premium or, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 6-year period).

(d)     If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

(e)     These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification.

(f)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11.    Employees; Benefit Plans.

(a)     Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated with Company or Company Bank.

(b)     Not later than ten (10) Business Days prior to the Closing Date, if directed by Buyer, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants to be fully funded to the extent required under applicable Law and (ii) terminate or merge any Company Benefit Plan. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of the first sentence of this Section 5.11(b) shall be subject to Buyer’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(c)     For any Company Benefit Plan terminated by Buyer for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in such Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent allowable under any Buyer Benefit Plans in which Company Employees participate, Company Employees shall be given credit for prior service or employment with Company or Company Bank (as well as service with any predecessor employer) for purposes of eligibility for and vesting of all benefits under such plans and for purposes of accruals or levels of severance, vacation pay, paid time off or similar benefits; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(d)     Buyer shall use commercially reasonable efforts to cause Buyer Benefit Plans in which Company Employees participate to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, if required, provide full credit under such plans for any deductible incurred by the employees and their beneficiaries under an analogous Company Benefit Plan during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e)     Each full-time employee of Company or Company Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who is terminated by Buyer or its Subsidiaries (other than for cause) within six (6) months following the Effective Time shall receive a lump sum severance payment from Buyer or Buyer Bank in accordance with Company Disclosure Schedule 5.11(e) provided that such employee enters into a release of claims for the benefit of Company and Buyer and their Subsidiaries and Affiliates in a form satisfactory to Buyer.

(f)     Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person (including any Company Employee) any rights or remedies of any nature whatsoever. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries or ERISA Affiliates, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment, subject to Section 5.11(g) below, (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.11, expressed or implied, unless otherwise agreed to by Buyer, is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan (iii) require Buyer to establish or maintain any employee benefit plan, (iv) interfere with Buyer’s right from and after the Effective Time to terminate the employment of or provision of services by any director, employee, independent contractor or consultant or (v) interfere with Buyer’s right from and after the Effective Time to changes terminate or add to the terms and conditions of employment or provisions of services by any director, employee, independent contractor or consultant.

Section 5.12.    Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on such party or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.12, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.

Section 5.13.    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14.    Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened litigation against it and/or the members of its Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Each party shall: (i) permit the other party to review and discuss in advance, and consider in good faith its views in connection with, any proposed written or oral response to such litigation; and (ii) furnish the other party’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation. Company shall consult with Buyer regarding the defense or settlement of any such litigation, shall give due consideration to Buyer’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.15.    Director Matters. Company shall cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.16.    Systems Integration; Operating Functions

(a)     From and after the date hereof, Company and Company Bank shall and shall cause their directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause Company Bank’s data processing consultants and software providers to, cooperate and assist Buyer in connection with an electronic and systems conversion of all applicable data of Company Bank and Company to the Buyer systems, including the training of Company and Company Bank employees. Company and its Subsidiaries shall cooperate with Buyer in connection with the planning for the efficient and orderly combination of the parties and the operation of Buyer Bank (including the former operations of Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b)     Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time (unless otherwise determined by Buyer in its sole discretion).

Section 5.17.   Preparation of Certain Financial Statements.  After the signing of the Agreement, the Company shall engage Moss Adams LLP, the Company’s independent public accountants (“Moss Adams”) to perform an audit of the year-end financial statements of the Company for the fiscal year ended December 31, 2017 (the “Company Audited Financial Statements”) to be included in the Proxy Statement-Prospectus and Registration Statement as well as SEC filings to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement and shall provide Buyer, as promptly as practicable after the date hereof, with the Company Audited Financial Statements, together with a report on such year-end financial statements from the independent accountants for the Company, and unaudited financial statements, including interim financial statements, of the Company required pursuant to Regulation S-X to be included in the Proxy Statement-Prospectus and Registration Statement as well as SEC filings to be filed by the Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement, prepared from the books and records of the Company and in accordance with GAAP consistently applied and the rules and regulations of the SEC, including the requirements of Regulation S-X and the Public Company Accounting Oversight Board Rules, and which present fairly in all material respects the financial position and results of operations of the Company. If requested by Buyer, the Company and its officers shall deliver to Moss Adams (or such other firm of independent public accountants retained by Buyer) all engagement letters and management representation letters, as may be reasonably requested by Buyer or such accountants, which shall cover such periods as the Buyer may reasonably request. The Company shall use its commercially reasonable efforts to cause its employees and any outside accountants and auditors to cooperate with and assist Buyer and Moss Adams in connection with the audited and unaudited financial statements contemplated by this Section 5.17, including, without limitation, such cold comfort letters from Moss Adams as may be reasonably requested in connection with any reports or registration statements and/or prospectus supplements filed by Buyer with the SEC.

(b)     The Company and the Company Bank shall use their commercially reasonable efforts during the pre-Closing period to cooperate with the Buyer and Moss Adams to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for the Proxy Statement-Prospectus and Registration Statement as well as SEC filings, including the requirements of Regulation S-X.

(c)     Buyer shall pay for all fees, costs and expenses of Moss Adams in connection with the audit of the Company Audited Financial Statements.

Section 5.18.    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article 5 in accordance with the terms of that certain Non-Disclosure Agreement between the parties dated February 14, 2018 (the “Confidentiality Agreement”).

Section 5.19.   Tax Matters. The parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

Section 5.20.    Closing Date Share Certification. At least two (2), but not more than four (4), Business Days prior to the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.

Section 5.21.    Company Bank and Buyer Bank Approval. Immediately following execution of this Agreement, (a) Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger, and (b) Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger.

Section 5.22.    Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Company and the members of the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.23.    Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director of the Company and the Company Bank to execute and deliver a Claims Letter in the form attached hereto as Exhibit D (the “Claims Letter”).

Section 5.24.    Restrictive Covenant Agreement. Concurrently with the execution and delivery of this Agreement, Company has caused each non-employee director of Company and Company Bank to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit E.

Section 5.25.   Real Property Matters. At its option and expense, Buyer may cause to be conducted: (i) a title examination, physical survey, zoning compliance review, and structural inspection of the real property and improvements thereon that is used by any of the Company or its Subsidiaries as a banking or administrative office (collectively, the “Property Examination”); and (ii) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the real property as Buyer shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i)  Buyer’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any of the Company or its Subsidiaries, (ii)  Buyer’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any of the Company or its Subsidiaries, and (iii)  Buyer’s right to request and to obtain from any of the Company or its Subsidiaries any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any such entity’s possession or control relating to the matters described in this Section 5.25. In order to perform or to conduct any such investigation(s) described in this Section 5.25, the Company and each of its Subsidiaries shall grant Buyer the right to gain reasonable access to any businesses and properties of any such entity. Should Buyer elect to complete an Environmental Survey of any real property, it shall notify the Company or Company Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with the Company and Company Bank.

If, in the course of the Property Examination or Environmental Survey, Buyer discovers a “Material Defect” (as defined below) with respect to the real property, Buyer shall have the option, at its sole discretion, exercisable upon written notice to the Company (“Material Defect Notice”) to: (1) waive the Material Defect; (2) direct the Company to cure the Material Defect to Buyer’s satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 7.01(a)).

If Buyer elects to direct the Company or Company Bank to cure, then the Company or Company Bank shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to Buyer’s satisfaction. If the Company or Company Bank fails to cure a Material Defect to Buyer’s satisfaction within the period specified above, then Buyer may terminate this Agreement (with such termination being deemed to be a termination under Section 7.01(a)).

For purposes of this Agreement, a “Material Defect” shall consist of:

(a)     the existence of any Lien (other than the Lien of real property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a material breach of the representations and warranties contained in Section 3.18 or Section 3.29, in either such case that Buyer reasonably believes could result in a Material Adverse Effect on its use of any parcel of the real property for the purpose for which it currently is used or the value or marketability of any parcel of the real property;

(b)     except for the repairs, and the estimated cost of such repairs, set forth in Company Disclosure Schedule 3.29(b), the existence of any structural defects or conditions of disrepair in the improvements on the real property (including any equipment, fixtures or other components related thereto) that Buyer reasonably believes would cost more than $100,000 in the aggregate to repair, remove or correct as to all such real property; or

(c)     the existence of facts or circumstances relating to any of the real property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Substance on, from, under, at, or relating to the real property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the real property which constitutes or would constitute a violation of any Environmental Laws as to which Buyer reasonably believes, based on the advice of legal counsel or other consultants, that the Company or any of its Subsidiaries could become responsible or liable, or that Buyer could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which the Company or any of its Subsidiaries could incur, or for which Buyer could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $100,000 or more as to all such real property.

Section 5.26.    Retention of Trade Names. Buyer agrees to continue to operate Company Bank’s branches under the Trade Names such branches operate under as of the date of this Agreement, for a period of three (3) years after the Closing Date unless Governmental Authorities require a change.

Section 5.27.    Escrow Agreement. Buyer and the Company will enter into, and the Company will use its commercially reasonable efforts to cause Mountain Title Company, the escrow agent, to execute, an Amended and Restated Escrow Agreement substantially in the form attached hereto as Exhibit F to be effective as of the Closing Date.

ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01.   Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)     Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval.

(b)     Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Buyer or any of its Subsidiaries that, individually or in the aggregate, is a Burdensome Condition.

(c)     No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)     Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e)     Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Nixon Peabody LLP and Ballard Spahr LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer and Company to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “tax-free reorganization” within the meaning of Section 368(a)(1)(A) of the Code. In rendering their opinions, Nixon Peabody LLP and Ballard Spahr LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such firm, substantially in the form set forth in Section 6.01(e) of the Company Disclosure Schedule and Section 6.01(e) of the Buyer Disclosure Schedule.

(f)     Listing. The shares of Buyer Common Stock to be issued to the non-dissenting holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 6.02.   Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Buyer and Buyer Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b)     Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of their obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(c)     No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Buyer and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Buyer, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

Section 6.03.   Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Company and Company Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects; provided that the representations and warranties set forth in Section 3.03 shall be true and correct except to a de minimis extent (relative to Section 3.03 taken as a whole). Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company by Company’s President and Secretary to such effect.

(b)     Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s President and Secretary and signed on behalf of Company Bank by its President and Executive Vice President & Chief Operating Officer to such effect.

(c)     Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Company Bank.

(d)     Officer Agreement. The individual identified on Exhibit B shall have executed, and delivered to Buyer, his Officer Agreement and such agreement shall be in full force and effect as of the Effective Time and such Person shall not have indicated an intention not to commence employment with Buyer.

(e)     Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (except as permitted in Section 5.09(b)); provided, that clauses (i) and (ii) shall not apply to this condition after approval of the Merger by Company shareholders.

(f)     No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has resulted in, individually or in the aggregate, a Material Adverse Effect on Company and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s President and Secretary and signed on behalf of Company Bank by its President and Executive Vice President and Chief Operating Officer to such effect.

(g)     Third Party Consents. Company shall have obtained all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations required by any Person pursuant to any contract, agreement, arrangement, commitment, understanding, Law, order, or permit as a result of the transactions contemplated by this Agreement pursuant to the contracts set forth in Company Disclosure Schedule 3.13.

(h)     Claims Letters. Buyer shall have received from the Persons listed in Section 5.23 an executed Claims Letter, each of which shall remain in full force and effect.

(i)     Restrictive Covenant Agreement. Each of the Persons as set forth in Section 5.24 shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit E.

(j)     Dissenting Shares. Dissenting shares shall represent not more than ten percent (10%) of the outstanding shares of Company Common Stock.

(k)     Company Audit. The Company shall have delivered to Buyer the Audited Financial Statements with an unqualified opinion of Moss Adams on such Audited Financial Statements.

(l)     Company Adjusted Tangible Stockholders’ Equity. The Company’s Adjusted Tangible Stockholders Equity as of the last day of the month prior to the month in which the Effective Time is expected to occur (the “Measurement Date”) shall be an amount not less than $13,300,000.

(m)    Liability Reserve. The Company and Company Bank shall have recorded on their books, in accordance with GAAP, a liability reserve for the FRCS Litigation.

ARTICLE 7.

TERMINATION

Section 7.01.     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)     Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the Company Board each so determines by vote of a majority of the members of its entire board.

(b)     No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)     No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)     Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party which breach of any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e)     Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f)     Delay. By either Buyer or Company if the Merger shall not have been consummated on or before 5:00 p.m., Mountain time, on the nine (9) month anniversary of the date of this Agreement (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement, provided, however, that if, on the Expiration Date, all conditions to this Agreement have been satisfied or waived or, with respect to conditions that can only be satisfied at the Closing, are then capable of being satisfied at the Closing, except for the conditions set forth in Section 6.01(b), then either Buyer or Company shall have the right, by written notice to the other party not later than 5:00 p.m., Mountain time, on the Expiration Date, to extend the Expiration Date for an additional three (3) month period.

(g)     Company Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.09; or (ii) the Company Board (or any committee thereof) (A) makes a Company Subsequent Determination, (B) materially breaches its obligations to call, give notice of and commence the Company Meeting, or adjourn or postpone the Company Meeting, in accordance with the provisions of Section 5.04, and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (C) agrees to an Acquisition Proposal.

(h)     Permanent Injunction. By either Buyer or Company in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any order, injunction or decree restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Plan of Bank Merger and such order, injunction or decree shall have become final and non-appealable.

(i)     FRCS Litigation. By Buyer, if its Board of Directors determines in good faith that there has been (i) a material adverse change in the FRCS Litigation or (ii) that the amount of funds in the Escrow Agreement is insufficient to cover costs and liabilities associated with the FRCS Litigation.

(j)     Decline in Buyer Common Stock Price. By Company and Company Bank if the Company Board so determines by a vote of the majority of the members of the entire Company Board, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if the Average Closing Price is less than $16.21 per share and the price of Buyer Common Stock has, during the period from the date of this Agreement through the Determination Date, underperformed the Nasdaq Bank Index by more than 15 percent subject, however, to the following four (4) sentences. If Company and Company Bank elect to exercise the termination right pursuant to this Section 7.01(j), Company and Company Bank shall give written notice to Buyer not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option of increasing the Merger Consideration to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Merger Consideration (as then in effect), the Starting Price and 0.85, and the denominator of which is the Average Closing Price. Notwithstanding anything contained herein to the contrary, if an adjustment to the Merger Consideration pursuant to this Section 7.01(j) would require Buyer to issue more than the Maximum Shares, then Buyer shall have the right to adjust the Merger Consideration so that Buyer would only be required to issue no more than the Maximum Shares. If within such five (5) Business Day period, Buyer delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding two sentences, then no termination shall have occurred pursuant to this Section 7.01(j), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

For purposes of this Section 7.01(j) and Section 7.01(k), the following terms shall have the meanings indicated:

“Average Closing Price” means the VWAP of Buyer Common Stock during the twenty (20) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Requisite Company Shareholder Approval is obtained.

“Maximum Shares” means 19.9% of the outstanding shares of Buyer Common Stock at the Effective Time.

“Starting Price” means $19.07.

If Buyer or any company belonging in the Nasdaq Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for and amount of shares of the Buyer Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 7.01(j) and Section 7.01(k).

(k)     Increase in Buyer Common Stock Price. If the Average Closing Price is more than $21.93 per share and the price of Buyer Common Stock has, during the period from the date of this Agreement through the Determination Date, outperformed the Nasdaq Bank Index by more than 15 percent, Buyer and Buyer Bank, if the Buyer Board so determines by a vote of the majority of the members of the entire Buyer Board, at any time during the five (5)-day period commencing with the Determination Date, shall have the option to either terminate this Agreement or adjust the Merger Consideration as set forth below. Buyer shall have the option of decreasing the Merger Consideration to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Merger Consideration (as then in effect), the Starting Price and 1.15, and the denominator of which is the Average Closing Price. Notwithstanding anything contained herein to the contrary, Buyer may not adjust the Merger Consideration pursuant to this Section 7.01(k) such that Buyer would issue less than an aggregate of 939,164 shares of Buyer Common Stock to the Company shareholders. If within such five (5) days, Buyer delivers written notice to the Company that it intends to proceed with the Merger by paying such decreased consideration as contemplated by the preceding two sentences, then no termination shall have occurred pursuant to this Section 7.01(k), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

Section 7.02.    Break-Up Fee.

(a)     In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a break-up fee equal to $750,000 (“Break-Up Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Break-Up Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company Board or senior management of Company or has been made directly to its shareholders generally (and not withdrawn) or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(e) as a result of willful breach of a covenant by Company, and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates, an Acquisition Transaction (whether or not the same Acquisition Transaction which was the subject of the foregoing Acquisition Proposal), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Break-Up Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%”.

(b)     Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including legal fees and expenses) reasonably incurred in connection with such suit.

(c)     Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Buyer or to Buyer Bank the Break-Up Fee in accordance with Section 7.02(a), neither Company nor Company Bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Buyer’s sole and exclusive remedy against Company, Company Bank, and their respective Affiliates, Representatives or successors in interest.

Section 7.03.    Termination Fees

(a)     Due to expenses, direct and indirect, incurred by the Company in negotiating and executing this Agreement and in taking steps to effect the Merger, Buyer will pay to the Company a termination fee of $100,000 if the Company terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e). If such termination fee becomes payable pursuant to this Section 7.03(a), it will be payable on the Company’s demand and must be paid by Buyer within three (3) Business Days following the date of the Company’s demand.

(b)     Due to expenses, direct and indirect, incurred by Buyer in negotiating and executing this Agreement and in taking steps to effect the Merger, the Company will pay to Buyer a termination fee of $100,000 if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e). If such termination fee becomes payable pursuant to this Section 7.03(b), it will be payable on Buyer’s demand and must be paid by the Company within three (3) Business Days following the date of Buyer’s demand.

Section 7.04.    Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(c); provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.04 and Section 5.18, Section 7.02, Section 7.03 and Article 9 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8.

DEFINITIONS

Section 8.01.     Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms substantially similar to and no less favorable in the aggregate to Company than the terms of the Confidentiality Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Adjusted Tangible Stockholders’ Equity” shall mean the consolidated stockholders’ equity of Company as set forth on its balance sheet on the Measurement Date calculated in accordance with GAAP, less intangible assets, plus Permitted Expenses aggregating up to $800,000 to the extent they either have been paid or accrued by the Measurement Date and are reflected in GAAP consolidated stockholders’ equity at the Measurement Date. The calculation of the Adjusted Tangible Stockholders’ Equity shall be delivered by Company to Buyer, accompanied by appropriate supporting detail, no later than the close of business on the fourth (4th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Buyer, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any costs and expenses in excess of $250,000 associated with the termination of the Company’s data processing and other related contracts with Fiserv shall not (i) reduce the Company’s Adjusted Tangible Stockholders’ Equity as calculated hereunder, or (ii) count towards the $800,000 cap of Permitted Expenses as set forth above.

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.

“Average Closing Price” has the meaning set forth in Section 7.01(j).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Merger Certificates” has the meaning set forth in Section 1.05(b).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Break-Up Fee” has the meaning set forth in Section 7.02(a).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Montana are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank Shareholder Approval” has the meaning set forth in Section 4.05.

“Buyer Benefit Plans” means all welfare benefit plans, contracts, policies or arrangements (i) covering employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Certificate” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.14.

“Buyer Released Parties” means (A) Buyer and its Affiliates (including Company and its Subsidiaries) and (B) each current, former and future holder of any equity, voting, partnership, limited liability company or other interest in, and each controlling person, subsidiary, director, officer, employee, member, manager, general or limited partner, stockholder, agent, attorney, representative, affiliate, heir, assignee or successor of, Buyer or any Affiliate of Buyer, in their capacity as such.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.

“Certificates of Merger” has the meaning set forth in Section 1.05(a).

“Claim” has the meaning set forth in Section 5.10(a).

“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Code” has the meaning set forth in the Recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 408(p) Plan” has the meaning set forth in Section 3.16(c).

“Company Audited Financial Statements” has the meaning set forth in Section 5.17(a).

“Company Bank Shareholder Approval” has the meaning set forth in Section 3.06.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, $1.00 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries. For the avoidance of doubt, Company Intellectual Property shall include the Trade Names.

“Company Latest Balance Sheet” has the meaning set forth in Section 3.08(a).

“Company Loan” has the meaning set forth in Section 3.21(d).

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Recommendation” has the meaning set forth in Section 5.04(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.09(a).

“Company Shareholder Support Agreement” or “Company Shareholder Support Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Company Subsequent Determination” has the meaning set forth in Section 5.09(d).

“Company Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.18.

“Criticized Loans” has the meaning set forth in Section 3.21(b).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Determination Date” has the meaning set forth in Section 7.01(j).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.06.

“Dissenting Shareholders” has the meaning set forth in Section 2.06.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law, including relating to any actual or threatened release of a Hazardous Substance.

“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources (including ambient air, surface water, ground water, land surface, or subsurface strata), (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Environmental Survey” has the meaning set forth in Section 5.25.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, treated as a single employer with such Person under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” has the meaning set forth in Section 3.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.07(a).

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” shall mean 20.49.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.26.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FRB” means the Board of Governors of the Federal Reserve System.

“FRCS Litigation” means any claim, issue or dispute arising out of or related to that certain agreement between Farm and Ranch Credit Services, Inc. and State Bank of Townsend, dated May 27, 2011, as amended from time to time, if applicable.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts, arbitrators or arbitration panels, other judicial bodies, administrative agencies, commissions, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Montana Division of Banking, any Federal Home Loan Bank, any state attorney general, all federal and state regulatory agencies having jurisdiction over the parties to this Agreement and their respective Subsidiaries, FINRA, and any other self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing (including, in each case, the staff thereof).

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or that otherwise are or become regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). “Hazardous Substance” does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

“Holder” has the meaning set forth in Section 2.05.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” has the meaning set forth in Section 5.10(a).

“Insurance Policies” has the meaning set forth in Section 3.31.

“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) copyrights, domain names, websites and all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, website content, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; and (f) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Company Disclosure Schedule 3.01(a), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit promulgated, interpreted, or enforced by any Governmental Authority that is applicable to a referenced Person or its assets, liabilities, or business.

“Letter of Transmittal” has the meaning set forth in Section 2.05.

“Licensed Business Intellectual Property” has the meaning set forth in Section 3.30(g).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, right of first refusal, encumbrance, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.

“Material Adverse Effect” with respect to any party means any event, occurrence, fact, condition, change, development or effect that individually or in the aggregate (i) is material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs the ability of such party to timely consummate the Merger, the Bank Merger or the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, the following shall not constitute a “Material Adverse Effect”, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a “Material Adverse Effect”: (A) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which the applicable party or its Subsidiaries operate or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (B) changes after the date of this Agreement in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (C) changes after the date of this Agreement in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (D) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, changes after the date of this Agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), (E) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, any change in the trading price or trading volume of Buyer Common Stock on the Nasdaq (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), and (F) the impact of this Agreement and the transactions contemplated hereby, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Material Defect” has the meaning set forth in Section 5.25.

“Material Defect Notice” has the meaning set forth in Section 5.25.

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Maximum Shares” has the meaning set forth in Section 7.01(j).

“MBCA” shall mean the Montana Business Corporation Act.

“Measurement Date” has the meaning set forth in Section 6.03(l).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Montana Division of Banking” means the Division of Banking and Financial Institutions of the Montana Department of Administration.

“Nasdaq” means the National Market System of The Nasdaq Stock Market.

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“OFAC” has the meaning set forth in Section 3.34.

“Officer Agreement” shall have the meaning set forth in Section 1.03(b).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice.

“OREO” has the meaning set forth in Section 3.21(c).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Expenses” means (i) the reasonable expenses of Company incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or investment bankers, including the cost of a fairness opinion) (ii) payments due and payable under any employment contracts, deferred compensation programs or retention agreements with Company officers and employees (including change-in-control payments and bonuses), (iii) reasonable expenses associated with the creation of reserves pertaining to the FRCS Litigation and (iv) any expense incurred by Company or Buyer related to the termination of any contract, including but not limited to, information technology or card services, or early repayment of any debt triggered by a change of control.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

“Plan of Bank Merger” has the meaning set forth in Section 1.04.

“Property Examination” has the meaning set forth in Section 5.25.

“Proxy Statement-Prospectus” means Company’s proxy statement and Buyer’s prospectus and other solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from, or notice to or filing with, any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Requisite Company Shareholder Approval” means the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“S-Corp” means a Subchapter S Corporation pursuant to Section 1362(a) of the Code and the Laws of each state and other jurisdiction in which the Company conducts business or could otherwise be subject to income tax.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases, database rights, and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Starting Price” has the meaning set forth in Section 7.01(j).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

Any reference in this Agreement to a Subsidiary of Company means, unless the context otherwise requires, any current or former Subsidiary of Company and Company Bank and any current or former Subsidiary of Company Bank.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Takeover Laws” has the meaning set forth in Section 3.36.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Trade Names” has the meaning set forth in Section 3.02(c).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the Nasdaq, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unlawful Gains” has the meaning set forth in Section 3.33.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“VWAP” means, for any date or period, the volume weighted average price of the Buyer Common Stock for such date (or the nearest preceding date) or period on the Trading Market on which the Buyer Common Stock is then listed or quoted as reported by the Nasdaq Stock Market on its website (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

ARTICLE 9.

MISCELLANEOUS

Section 9.01.    Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02.    Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived, or the time for compliance with such provision may be extended, by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Requisite Company Shareholder Approval has been obtained, no amendment shall be made which by Law requires further approval by the shareholders of Company without obtaining such approval. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 9.03.   Governing Law; Choice of Forum; Jurisdiction; Waiver of Right to Trial by Jury; Process Agent.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, provided that the Laws of the State of Montana shall govern the consummation of the Bank Merger.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03.

Section 9.04.    Expenses. Except as otherwise provided in Section 5.17(c), Section 7.02(a) and Section 7.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 9.05.    Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service or overnight carrier to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank: Eagle Bancorp Montana, Inc. P. O. Box 4999 Helena, Montana 59604-4999 Attn: Peter J. Johnson, Chief Executive Officer Email: pjohnson@oppbank.com

With a copy (which shall not constitute notice) to:

Nixon Peabody LLP

799 9th Street, Suite 500

Washington D.C. 20001

Attn: Raymond J. Gustini

Attn: Lloyd H. Spencer

Email: rgustini@nixonpeabody.com

Email: lspencer@nixonpeabody.com

If to Company or Company Bank: Big Muddy Bancorp, Inc. 101 West Main Street Dutton, Montana 59433 Attn: Benjamin G. Ruddy, President Email: ben@duttonstatebank.com	With a copy (which shall not constitute notice) to: Ballard Spahr LLP 2000 IDS Center, 80 S. Eighth Street Minneapolis, MN 55402 Attn: Mark C. Dietzen Email: dietzenm@ballardspahr.com

Section 9.06.    Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Exhibits) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made, other than the Confidentiality Agreement, which shall remain in effect. Except for the Indemnified Parties’ rights under Section 5.10 and the rights of shareholders of Company who properly surrender their shares of Company Common Stock in accordance with Article 2 to receive the Merger Consideration after the Effective Time, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.08.    Enforcement of the Agreement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Delaware, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Delaware or federal court located in the State of Montana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Delaware or federal court located in the State of Montana.

Section 9.09.    Interpretation.

(a)     When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)     Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d)     Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.

Section 9.10.    Assignment. No party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11.    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 9.12.    Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section of this Agreement and any other representations, warranties or covenants of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties and covenants would be reasonably apparent to a reasonable person who has read that reference and such representations, warranties or covenants without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EAGLE BANCORP MONTANA, INC.

By:	/s/ Peter J. Johnson
Name: Peter J. Johnson Title: President and Chief Executive Officer

OPPORTUNITY BANK OF MONTANA

By:	/s/ Peter J. Johnson
Name: Peter J. Johnson Title: President and Chief Executive Officer

BIG MUDDY BANCORP, INC.

By:	/s/ Benjamin G. Ruddy
Name: Benjamin G. Ruddy Title: President

THE STATE BANK OF TOWNSEND

By:	/s/ Benjamin G. Ruddy
Name: Benjamin G. Ruddy Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT

COMPANY SHAREHOLDER SUPPORT AGREEMENT, dated as of August 21, 2018 (this “Agreement”), by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”), and the shareholder identified on the signature pages hereto (the “Shareholder”).

WHEREAS, concurrently herewith, Big Muddy Bancorp, Inc., a Montana corporation (“Big Muddy”), The State Bank of Townsend, a Montana chartered commercial bank and wholly owned subsidiary of Big Muddy (the “Bank”), Opportunity Bank of Montana, a Montana chartered commercial bank and wholly owned subsidiary of Eagle (“Opportunity Bank”), and Eagle are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Big Muddy will merge with and into Eagle on the terms and conditions set forth therein, with Eagle surviving such merger (the “Merger”) and as provided therein the Bank will merge with and into Opportunity Bank (the “Bank Merger”), and, in connection therewith, the shares of common stock, par value $1.00 per share, of Big Muddy (“Big Muddy Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.01(b) of the Merger Agreement and any Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, and has the right to vote and dispose of, the number of shares of Big Muddy Common Stock set forth on the signature page of the Shareholder hereto (such Big Muddy Common Stock, together with any other capital stock of Big Muddy acquired by the Shareholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by Big Muddy that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Big Muddy Shareholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Eagle to enter into the Merger Agreement and incur the obligations therein, Eagle has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.     Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies.

(a)     Agreement to Vote Big Muddy Common Stock. The Shareholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of Big Muddy’s shareholders, however called or in connection with any written consent of Big Muddy’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Shareholder as of the relevant time (the “Owned Shares”), (1) in favor of the approval of the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of Big Muddy by the Board of Directors of Big Muddy concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Articles of Incorporation and Bylaws of Big Muddy or the Articles of Incorporation and Bylaws of the Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Big Muddy in the Merger Agreement.

(b)     Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively “Transfer”) other than in connection with bona fide estate planning purposes to his or her affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Shareholder) and provided, further that the assigning Shareholder shall remain jointly and severally liable for the breaches of any of his or her affiliates or immediate family members of the terms hereof. Any Transfer in violation of this provision shall be void. The Shareholder further agrees to authorize and request Big Muddy to notify Big Muddy’s transfer agent, if any, or registrar that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the voting of the Shareholder’s Shares.

(c)     Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d)     Acquired Shares. Any Shares or other voting securities of Big Muddy with respect to which beneficial ownership is acquired by the Shareholder or its affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Big Muddy, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e)     Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2.     Non-Solicit. Except as expressly permitted pursuant to the exceptions set forth in Sections 5.04(a) and 5.09 of the Merger Agreement, the Shareholder shall not, and shall use his or her reasonable best efforts to cause his or her affiliates and each of their respective officers, directors, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to an Acquisition Proposal, (ii) continue, engage or participate in any negotiations concerning an Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to an Acquisition Proposal, (iv) approve, recommend, agree to or accept any Acquisition Proposal, (v) solicit proxies or become a participant in a solicitation with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (vi) initiate a shareholders’ vote or action by consent of Big Muddy’s shareholders with respect to an Acquisition Proposal, (vii) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Big Muddy that takes any action in support of an Acquisition Proposal, or (viii) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal.

Section 3.     Representations, Warranties and Covenants of the Shareholder.

(a)       Representations and Warranties. The Shareholder represents and warrants to Eagle as follows:

(i)     Capacity. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii)     Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii)     Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Eagle, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(iv)     Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of its affiliates (a) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to any Shares, in either case, which is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(v)     Ownership of Shares. Except for restrictions in favor of Eagle pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has voting power and power of disposition with respect to the Shareholder’s Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Shareholder’s signature page hereto.

(vi)     Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Eagle of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(vii)     Reliance. The Shareholder understands and acknowledges that Eagle is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

(b)      Covenants. From the date hereof until the Expiration Time:

(i)      the Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

(ii)     the Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Eagle of the number of any new shares of Big Muddy Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof; and

(iii)     the Shareholder hereby authorizes Eagle and Big Muddy to publish and disclose in any announcement or disclosure required by the SEC and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligations under this Agreement.

Section 4.     Further Assurances. From time to time, at the request of Eagle and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 5.     Termination. Other than with respect to this Section and Section 7, which shall survive any termination of this Agreement, this Agreement will terminate upon the earliest of (A) the Merger Agreement being approved by the requisite affirmative vote of the shareholders of Big Muddy and (B) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 6.     Appraisal Rights. The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have under applicable law, including Sections 35-1-826 through 35-1-839 of the MBCA.

Section 7.     Miscellaneous.

(a)      Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)      Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i)       If to Eagle, to:

Eagle Bancorp Montana, Inc.

P.O. Box 4999

Helena, Montana 59604-4999

Attn: Peter J. Johnson

Email: pjohnson@oppbank.com

Telecopy Number: (406) 457-4013

(ii)      with a copy (which shall not constitute notice) to:

Nixon Peabody LLP

799 9th Street, N.W., Suite 500

Washington, D.C. 20001

Attn: Raymond J. Gustini

Attn: Lloyd H. Spencer

Telecopy Number: (202) 585-8080

(iii)     If to the Shareholder, to the address for the Shareholder set forth on the signature pages hereto.

(c)      Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Eagle and the Shareholder.

(d)     Successors and Assigns. No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Eagle may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Eagle. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Big Muddy Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e)     No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 7(d).

(f)     No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g)     Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h)     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i)     Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j)     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.

(k)     Confidentiality. The Shareholder recognizes and acknowledges that he or she may have access to certain confidential information of Eagle and its Subsidiaries (including that obtained from Big Muddy and its shareholders in connection with the Merger, the Bank Merger and any transaction contemplated hereby or thereby), Big Muddy and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of Eagle, Big Muddy and Eagle’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the Shareholder, is herein referred to as “Confidential Information.” The Shareholder will not disclose or directly or indirectly utilize in any manner any such Confidential Information for the Shareholder’s own benefit or the benefit of anyone other than Eagle and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement; provided that the Shareholder may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

(l)     Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.

(m)     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n)     Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.

(o)     Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p)     Capacity. This Agreement shall only apply to actions taken by the Shareholder in his or her capacity as a shareholder of Big Muddy and, if applicable, shall not in any way limit or affect actions the Shareholder or any of his or her Representatives may take in such Person’s capacity as a director, officer, or employee of Big Muddy, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of Big Muddy.

(q)     Counterparts. This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

(r)     Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

EAGLE BANCORP MONTANA, INC. By:_______________________________________________ Name: Peter J. Johnson Title: President and Chief Executive Officer

[Signature Page to Company Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

__________________________________________________ Name: Address: Shares of Big Muddy Common Stock:_____________________

[Signature Page to Company Shareholder Support Agreement]

EXHIBIT B

Continuing Director and Officer

Benjamin G. Ruddy

B-1

EXHIBIT C

PLAN OF MERGER AND MERGER AGREEMENT

of

THE STATE BANK OF TOWNSEND

with and into

OPPORTUNITY BANK OF MONTANA

THIS AGREEMENT is made this 21st day of August 2018, between Opportunity Bank of Montana (hereinafter referred to as “Buyer Bank” and the “Resulting Bank”), a Montana state bank, with its main office located at 1400 Prospect Avenue, Helena, Montana 59601, and The State Bank of Townsend, a Montana state bank, with its main office located at 400 Broadway, Townsend, Montana 59644 (hereinafter referred to as “Company Bank” and, together with Buyer Bank, the “Banks”).

WHEREAS, a majority of the entire Board of Directors of Buyer Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Montana Bank Act (the “Act”);

WHEREAS, a majority of the entire Board of Directors of Company Bank has approved this Agreement and authorized its execution;

WHEREAS, Eagle Bancorp Montana, Inc. (“Buyer”), which owns all of the outstanding shares of Buyer Bank, and Big Muddy Bancorp, Inc. (“Company”), which owns all of the outstanding shares of Company Bank, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, contemplates the merger of Company with and into Buyer, all subject to the terms and conditions of the Merger Agreement (the “BHC Merger”); and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Company Bank with and into Buyer Bank, with Buyer Bank being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Company Bank shall be merged with and into Buyer Bank (the “Merger”). Upon consummation of the Merger, Buyer Bank shall continue its existence as the surviving entity and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Company Bank shall cease. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Montana Department of Administration (the “Department”, pursuant to Section 32-1-371 of the Montana Code Annotated, and the Board of Governors of the Federal Reserve System (the “FRB”) pursuant to 12 U.S.C. §1828(c) or such other later time specified on the Articles of Merger filed with the Department (the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “Opportunity Bank of Montana”.

SECTION 3

The business of the Resulting Bank shall be that of a Montana state banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1400 Prospect Avenue, Helena, Montana 59601, and the other offices of the Resulting Bank listed in Appendix A.

SECTION 4

All assets, rights, franchises, and interests of Company Bank in and to every type of property (real, personal, and mixed) and choses in action as they exist at the Effective Time shall be transferred to and vested in the Resulting Bank by virtue of the Merger without any conveyance, deed or other transfer. The Resulting Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Company Bank and Buyer Bank at the time of the Merger. The Resulting Bank shall be considered the same business and corporate entity as each constituent bank to the Merger with all the rights, powers and duties of each such constituent bank. The Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Company Bank and Buyer Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 5

At the Effective Time, each outstanding share of common stock of Company Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Company Bank shall be cancelled at the Effective Time.

SECTION 6

Upon the Effective Time, the then outstanding shares of Buyer Bank common stock shall continue to remain outstanding shares of Buyer Bank common stock, all of which shall continue to be owned by Buyer.

SECTION 7

The directors of the Resulting Bank following the Effective Time shall consist of those directors of Buyer Bank as of the Effective Time plus the individual identified in Appendix B, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Resulting Bank following the Effective Time shall consist of those officers of Buyer Bank as of the Effective Time plus the individual identified in Appendix B, who shall serve until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

SECTION 8

This Agreement has been approved by Buyer, which owns all of the outstanding shares of Buyer Bank and by Company, which owns all of the outstanding shares of Company Bank.

SECTION 9

This Agreement is also subject to the following terms and conditions:

(a)     The BHC Merger shall have closed and become effective.

(b)     The FRB and the Department shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

(c)     The sole shareholders of Company Bank and Buyer Bank, respectively, shall each have ratified and confirmed this Agreement, which ratification and confirmation may be by written consent.

SECTION 10

Each of the Banks hereby invites and authorizes the FRB and the Department to examine each of such bank’s records in connection with the Merger.

SECTION 11

As of the Effective Time, the Articles of Incorporation and Bylaws of the Resulting Bank shall consist of the Articles of Incorporation and Bylaws of Buyer Bank as in effect immediately prior to the Effective Time.

SECTION 12

This Agreement shall terminate if and at the time of any termination of the Merger Agreement.

SECTION 13

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by either Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Montana without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks. This Agreement may be executed in counterparts (including by facsimile or PDF), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Agreement effective as of the date and year first set forth above.

OPPORTUNITY BANK OF MONTANA

By:
Peter J. Johnson
As its: President and Chief Executive Officer

THE STATE BANK OF TOWNSEND

By:
Benjamin G. Ruddy
As its: President

[Signature Page to Plan of Merger and Merger Agreement]

APPENDIX A

Location of Home Office and Other Offices of Resulting Institution

Main Office:
1400 Prospect Avenue Helena, Montana 59601

Branch Offices:

28 Neill Avenue Helena, Montana 59601

2090 Cromwell Dixon Helena, Montana 59602

3401 Harrison Avenue Butte, Montana 59701

1455 Oak Street Bozeman, Montana 59715

416 Broadway Townsend, Montana 59644

237 Main Street Bozeman, Montana 59715

123 S. Main Street Livingston, Montana 59047

101 McLeod Street Big Timber, Montana 59011

455 S. 24th Street West Billings, Montana 59102

200 N. Higgins Missoula, Montana 59802

1510 S. Reserve Street Missoula, Montana 59801

711 S. First Street Hamilton, Montana 59840

120 1st Avenue North, Suite 201
Great Falls, Montana 59401

107 South Main
Twin Bridges, Montana 59754

C-A-1

103 North Main
Sheridan, Montana 59749 400 Broadway Townsend, Montana 59644-0250 101 Main Street W Dutton, Montana 59433 27 1st Street NW Choteau, Montana 59422 423 Broadway Ave Denton, Montana 59430

C-A-2

APPENDIX B

Continuing Director and Officer

Benjamin G. Ruddy

C-B-1

EXHIBIT D

FORM OF CLAIMS LETTER

August 21, 2018

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Attention: Peter J. Johnson

Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Section 5.23 of that certain Agreement and Plan of Merger, dated as of August 21, 2018 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), Opportunity Bank of Montana, a Montana Bank and wholly owned subsidiary of Buyer (“Buyer Bank”), Big Muddy Bancorp, Inc., a Montana corporation (“Company”), and The State Bank of Townsend, a Montana bank and wholly owned subsidiary of the Company (the “Company Bank”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against the Company or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of the Company or any Company entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

Section 1.     Claims. The undersigned does not have, and is not aware of, any claims he or she might have against the Company or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and the Company Bank, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) any rights the undersigned has or may have to indemnification and advancement of expenses under the Company and/or Company Bank’s organizational documents and any contractual rights to indemnity or expense reimbursement the undersigned has or may have, including under Section 5.10 of the Merger Agreement; and (vi) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of the Company or as an officer or director of the Company (collectively, the “Disclosed Claims”).

Section 2.     Releases. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges the Company, Buyer, Buyer Bank, the Company Bank and all other Subsidiaries of the Company and Buyer, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to Buyer, as successor to the Company, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or the Company, the Company Bank or any other Subsidiary of the Company (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

Section 3.     Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, Taxing Authority or other authority to collect or enforce any Claims which are released and discharged hereby.

Section 4.     Miscellaneous.

(a)     This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)     This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c)     This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

(d)     In the event that a party seeks to obtain or enforce any right or benefit provided by this Claims Letter through Litigation, and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e)     IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(f)     This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(g)     The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h)     This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page]

Sincerely, ____________________________________________________ Signature of Officer or Director ____________________________________________________ Printed Name of Officer or Director

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of August 21, 2018.

EAGLE BANCORP MONTANA, INC. By:__________________________________________________ Name: Peter J. Johnson Title: President and Chief Executive Officer

[Signature Page to Claims Letter]

EXHIBIT E

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of August 21, 2018, by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), and the undersigned director (“Director”) of Big Muddy Bancorp, Inc., a Montana corporation (“Company”), and/or The State Bank of Townsend, a Montana state bank and wholly-owned subsidiary of Company (the “Company Bank” and collectively with Company, “Big Muddy”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Company and Company Bank are parties to that certain Agreement and Plan of Merger, dated as of August 21, 2018, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Company with and into Buyer, and the subsequent merger of Company Bank with and into Buyer Bank;

WHEREAS, Director is a shareholder and director of Big Muddy and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is expected to receive Merger Consideration in exchange for the shares of Company Common Stock held by Director and/or the Director’s Affiliate;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Big Muddy, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Company, as a condition and inducement to the willingness of Buyer and Buyer Bank to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, for good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

Section 1.     Certain Definitions.

(a)     “Affiliated Company” means, with respect to any specified person or entity, any company or entity controlled by, controlling or under common control with the specified person or entity.

(b)     “Confidential Information” means all information regarding Big Muddy, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Big Muddy, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Big Muddy, Buyer or their respective Affiliated Companies. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Big Muddy, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Big Muddy, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public other than by the act of one who Director knows (or reasonably should know) does not have the right to disclose such information without violating any right or privilege of Big Muddy or Buyer or their respective Affiliated Companies or any duty owed to any of them; (ii) is disclosed to Director or an Affiliate of Director by one who Director knows (or reasonably should know) is not violating any right or privilege of Big Muddy or Buyer or their respective Affiliated Companies or any duty owed to any of them (including any disclosure by a customer of Big Muddy or Buyer to Director); or (iii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer securities using Confidential Information or other material non-public information may violate federal and state securities laws.

(c)     Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

Section 2.     Restrictive Covenants.

(a)     Nondisclosure of Confidential Information. From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a required waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is legally required to be disclosed.

(b)     Nonrecruitment and Nonhire of Employees. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies or hire, as employee, consultant or otherwise, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Big Muddy who both (A) worked at Big Muddy or any of its Affiliated Companies during Director’s services as a director of Big Muddy or any of its Affiliated Companies and (B) has not ceased employment with Buyer, Big Muddy or any Affiliated Companies, as applicable, during the six (6) month period preceding such solicitation or recruitment. It is acknowledged that general advertisements not specifically targeted at any of the foregoing persons shall not be deemed to violate this provision.

(c)     Nonsolicitation of Customers. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or herself or of anyone other than Big Muddy, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client, or any prospective customer or client, of Big Muddy during Director’s services as a director of Big Muddy or any of its Affiliated Companies, for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client, or prospective customer or client, to cease, reduce, restrict or divert its business with Big Muddy, Buyer or any Affiliated Company. It is acknowledged that general advertisements not specifically targeted at customers or clients, or any prospective customers or clients, of Big Muddy during Director’s services as a director of Big Muddy or any of its Affiliated Companies shall not be deemed to violate this provision. Nothing in this Section 2(c) is intended to restrict Director and Director’s Affiliates from making decisions regarding the banking relationships (or change in banking relationships) with respect to their own businesses and with respect to any accounts over which they have fiduciary responsibilities.

(d)     Noncompetition. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or otherwise on behalf of, any other Person, business or enterprise that competes in the Restricted Area with Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Big Muddy or any of their Affiliated Companies, which consist of commercial, agricultural or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, Internet or electronic banking, automated teller machines, mortgage loans, and home equity lines of credit. The “Restricted Area” shall mean Teton, Cascade, Broadwater and Fergus counties in Montana. Notwithstanding the foregoing, nothing in this Section 2(d) shall prohibit (i) Director from serving on any board of directors as a non-employee director of a bank or bank holding company located within the Restricted Area (x) after the first (1st) anniversary of the Effective Time or (y) from and after the Effective Time to the extent that Director currently serves on the board of directors of such bank or bank holding company as of the date hereof and such bank or bank holding company is identified on Schedule A hereto; (ii) Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any business organization which may compete directly or indirectly with Big Muddy, Buyer or any of their Affiliated Companies; or (iii) Director or any of Director’s Affiliated Companies from continuing to hold outstanding securities held by Director and any of Director’s Affiliated Companies as of the date of this Agreement so long as such investment in a financial institution engaged in Business Activities in the Restricted Area is disclosed on Schedule A hereto.

(e)     Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Big Muddy that are derived from the acquisition of Big Muddy by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his or her position as a director of Big Muddy involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him or her from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

Section 3.     Successors.

(a)     This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)     This Agreement may be assigned by, and shall be binding upon and inure to the benefit of Buyer and any of its Affiliated Companies and their successors and assigns.

Section 4.     Miscellaneous.

(a)     Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of provisions or conditions at the same or any prior or subsequent time.

(b)     Litigation Expenses. In the event that a party seeks to obtain or enforce any right or benefit provided by this Agreement through litigation, and in the event that such party prevails in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of counsel.

(c)     Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Montana without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state and federal courts of Montana. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of Montana are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(d)     Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), or (iii) in the case of Buyer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have been specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(d).

To Buyer:	Eagle Bancorp Montana, Inc.

P.O. Box 4999

Helena, Montana 59604-499

Facsimile Number: (406) 457-4013

Attention: Peter J. Johnson

Email: pjohnson@oppbank.com

To Director: To the address set forth under Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)     Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)     Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(g)     Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

(h)     Termination. If the Merger Agreement is terminated, this Agreement shall become null and void.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

Buyer:

EAGLE BANCORP MONTANA, INC.

By: __________________________________

Name: Peter J. Johnson

Title: President and Chief Executive Officer

DIRECTOR:

Name:_________________________________

Address _______________________________

_______________________________

_______________________________

[Signature Page to Restrictive Covenant Agreement]

Exhibit F

AMENDED AND RESTATED ESCROW AGREEMENT

This Amended and Restated Escrow Agreement (“Agreement”), dated ______, 2018 (the “Effective Date”), is by and among Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”), Big Muddy Bancorp, Inc., a Montana corporation (“Big Muddy”), Benjamin Ruddy, solely in his capacity as an officer of Big Muddy and not in his individual capacity (“Big Muddy Representative”), and Mountain Title Company (“Escrow Agent”), a Montana corporation with principal offices located at 325 1st Ave North, Great Falls, MT 59401.

WHEREAS, Big Muddy and S.B.T. Financial, Inc. (“Townsend”) entered into a certain Agreement and Plan of Merger dated June 15, 2016, pursuant to which Big Muddy became the successor entity to Townsend, pursuant to such agreement and an Escrow Agreement, dated June 15, 2016 among Big Muddy, Townsend and Escrow Agent (the “Initial Escrow Agreement”) an escrow account (the “Escrow Account”) was established in connection with the FRCS Litigation (as defined below).

WHEREAS, Eagle and Big Muddy have agreed to merge (the “Merger”) and have entered into a certain Agreement and Plan of Merger dated August 21, 2018, attached hereto as Exhibit A (the “Merger Agreement”).

WHEREAS, the FRCS Litigation (as defined in the Merger Agreement) remains pending, and the parties desire to amend and restate the Initial Escrow Agreement to continue to hold funds designated to be used for liabilities incurred in connection with the FRCS Litigation.

WHEREAS, pursuant to the terms of the Merger Agreement, through which Eagle will become the successor entity of Big Muddy upon consummation of the Merger, the parties agreed to hold funds in escrow with Escrow Agent, and hereby agree to do so as more specifically set forth herein.

NOW THEREFORE, in consideration of the various agreements between the parties and the mutual covenants set forth in this Agreement, the parties agree as follows:

1.         Appointment of Escrow Agent. Eagle and Big Muddy hereby jointly appoint Escrow Agent to act in accordance with the express terms and provisions of this Agreement and the Merger Agreement, and Escrow Agent hereby accepts such appointment on the express terms and provisions of this Agreement.

2.         Amount of Funds. As of the date of this Agreement, the Escrow Account value is $500,000.00, representing the amount the parties agree shall be used to secure any liabilities that may arise from the FRCS Litigation (together with any interest or other earnings thereon, the “Escrow Funds”). The determination of that sum as appropriate is not intended, nor shall it be construed as, an admission either liability exists or that the sum represents legitimate damage claims and the Escrow Funds are not for the benefit of any third person or party. Escrow Agent shall ensure that the Escrow Funds are held in one or more interest-earning escrow accounts with a national banking association or other federally insured banking institution with which Escrow Agent has established a banking relationship and which is not a subsidiary of Big Muddy or Eagle. The Escrow Account shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement or pursuant to a final, non-appealable order of a court of competent jurisdiction.

3.           Release of Funds.

a.          Written Direction. Upon or within two (2) business days of the receipt of a written direction from Eagle, in the form attached hereto as Exhibit B (“Written Direction”), Escrow Agent shall disburse the Escrow Funds, or a specified amount thereof, to a party or parties in Eagle’s sole discretion. Eagle and Big Muddy expressly acknowledge and agree that Escrow Agent shall be entitled to rely conclusively and without inquiry on a Written Direction. All disbursements to a party or the parties shall be by wire transfer pursuant to the wire instructions contained in such Written Direction. Eagle agrees and acknowledges that such funds disbursed pursuant to a Written Direction shall be used solely in connection with liabilities incurred in connection with the FRCS Litigation.

b.          Notice of Escrow Closing. Upon or within two (2) business days of the receipt of a notice of escrow closing from Eagle, in the form attached hereto as Exhibit C (“Notice of Escrow Closing”), Escrow Agent shall disburse the then remaining Escrow Funds in the following manner: (i) 50% of such funds to Eagle; and (ii) 50% of such funds to the Big Muddy Representative, on behalf of the Big Muddy Shareholders (as defined below). Eagle, Big Muddy, and the Big Muddy Representative expressly acknowledge and agree that Escrow Agent shall be entitled to rely conclusively and without inquiry on a Notice of Escrow Closing. All disbursements to a party or parties shall be by wire transfer pursuant to the wire instructions contained in such Notice of Escrow Closing.

The Notice of Escrow Closing shall certify that one of the following has occurred:

(i)

a settlement agreement has been executed by Eagle and Farm and Ranch Credit Services (“FRCS”) and any other party thereto under which the parties have, or a final, non-appealable adjudication of a court of competent jurisdiction has, resolved all claims as between Eagle, as successor of the State Bank of Townsend, and FRCS in the FRCS Litigation;

(ii)

the Escrow Agent has been directed to release the Escrow Funds by a final non-appealable adjudication of a court of competent jurisdiction, a copy of such documentation is attached as an exhibit thereto; or

(iii)	a majority of the Board of Directors of Eagle has resolved that they believe in good faith that any risks associated with the FRCS Litigation have been sufficiently mitigated.

4.           Big Muddy Representative. Big Muddy has designated Benjamin Ruddy to serve as representative of the Big Muddy Shareholders upon the consummation of the Merger (the “Big Muddy Representative”). Upon any payment of funds from the Escrow Account to the Big Muddy Representative pursuant to a Notice of Escrow Closing, the Big Muddy Representative’s sole obligation under this Agreement is to disburse such funds to the shareholders of Big Muddy as listed on Company Disclosure Schedule 3.03(a) of the Merger Agreement (the “Big Muddy Shareholders”). Such disbursements shall be pro rata and in accordance with relative percentages of the Big Muddy Shareholder’s ownership at the Effective Time (as defined in the Merger Agreement). Eagle, Big Muddy, and the Big Muddy Representative hereby agree that the Big Muddy Representative shall have no power, right or authority to be involved in strategy or decision making relating to the FRCS Litigation. The Big Muddy Shareholders may select a new Big Muddy Representative by majority vote based on the relative percentages of ownership at the Effective Time. It is understood by all parties hereto that the Big Muddy Shareholder Representative shall not be liable or responsible to anyone for any damages, loss or expense unless as a direct result of the gross negligence or willful malfeasance of the Big Muddy Shareholder Representative as finally determined by a court of competent jurisdiction.

5.            Statements. Escrow Agent shall send statements to Eagle on a monthly basis reflecting activity in the Escrow Account for the preceding month.

6.            Taxes.

a.         Reporting; Allocation. As soon as practicable after December 31 of each calendar year, Escrow Agent shall report to Eagle the amount of all income realized during such calendar year with respect to the Escrow Funds, which income shall remain in the Escrow Account and become part of the Escrow Funds.

b.         Tax Forms. Eagle shall provide Escrow Agent with such properly completed and signed tax forms and documents as Escrow Agent may reasonably request.

c.         Withholding. Escrow Agent shall be entitled to deduct and withhold from any amount distributed or released from the Escrow Account all taxes which may be required to be deducted or withheld under any provision of applicable tax law. All such withheld amounts shall be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such tax has been deducted or withheld.

7.          Termination. Unless otherwise agreed upon by the parties hereto, Escrow Agent shall continue to hold the Escrow Funds until the Escrow Funds has been fully released in accordance with this Agreement.

8.          Escrow Agent Fees. Escrow Agent shall be paid escrow fees for its services under this Agreement in the amount of $____, payable $____ from Big Muddy and $____ from Eagle at the Effective Date of this Agreement. If any fees invoiced to a party have not been previously paid at the time of a release of the Escrow Funds in accordance with this Agreement, such invoiced but unpaid fees may be withheld by Escrow Agent from the Escrow Funds released to such party in satisfaction of such fees.

9.          Liability of Escrow Agent. Escrow Agent shall be liable only to hold the Escrow Funds and to deliver it to the parties named in this Agreement in accordance with the provisions of this Agreement and the Merger Agreement. It is understood that by acceptance of this Agreement, Escrow Agent is only acting in the capacity of a depository, and shall not be liable or responsible to anyone for any damages, loss or expense unless caused by breach of this Agreement by it, or the negligence or willful malfeasance of Escrow Agent.

10.        Indemnification. Eagle agrees to indemnify Escrow Agent against all losses, claims, damages, liability, and expenses, including, without limitation, costs or investigation and legal counsel fees which may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including, without limitation, any litigation arising from this Agreement or involving the subject matter of this Agreement, except as to its breach of this Agreement, or negligence or willful malfeasance of Escrow Agent.

11.         Notice. Wherever any notice is required or permitted under this Agreement, the notice shall be in writing and shall be deemed given on personal delivery or upon mailing in the U.S. mail, registered or certified mail, return receipt requested, postage prepaid, to the addresses set out below or at other addresses as specified by written notice delivered in accordance with this Agreement:

If to Big Muddy and the Big Muddy Representative:

Benjamin G. Ruddy

101 West Main Street

Dutton, Montana 59433

Email: ben@duttonstatebank.com

With a copy to:

Ballard Spahr LLP

2000 IDS Center, 80 S. Eighth Street

Minneapolis, MN 55402

Attn: Mark C. Dietzen

Email: dietzenm@ballardspahr.com

If to Eagle:

Eagle Bancorp Montana, Inc.

P. O. Box 4999

Helena, MT 59604-4999

Attn: Peter J. Johnson, Chief Executive Officer

Email: pjohnson@oppbank.com

With a copy to:

Nixon Peabody LLP

799 9th Street, Suite 500

Washington DC 20001

Attn: Raymond J. Gustini

Attn: Lloyd H. Spencer

Email: rgustini@nixonpeabody.com

Email: lspencer@nixonpeabody.com

If to Escrow Agent:

Mountain Title Company

Name: __________________

325 1st Ave N

Great Falls, MT 59401

Email: __________________

12.        Third Party Beneficiaries. This Agreement is not intended by any of the undersigned to give any benefits, rights, privileges, actions, remedies to any person, or entity other than Eagle, the Big Muddy Shareholders or Escrow Agent, as a third party beneficiary or otherwise under any theory of law.

13.         Miscellaneous.

a.        Assignment/Enforcement. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. The rights and obligations of any party to this Agreement may only be assigned with the prior written consent of Eagle, the Big Muddy Representative and Escrow Agent, which consent may not be unreasonably withheld.

b.         Amendment. This Agreement can be amended or modified only by a writing signed by Eagle, the Big Muddy Representative and Escrow Agent.

c.         Governing Law. This Agreement shall be governed by the laws of the State of Montana.

d.        Counterpart Execution. This Agreement may be executed in multiple original counterparts, duly executed by Escrow Agent, Big Muddy, the Big Muddy Representative and Eagle.

e.         Terms. If there be more than one person designated herein, the verbs and pronouns associated therewith, although expressed in the singular, shall be read and construed as plural. Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

f.        Remedies Including Specific Performance. The parties acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by Escrow Agent, the Big Muddy Representative and Eagle may proceed to protect their rights and enforce this Agreement by suit in equity, action at law or other appropriate proceeding, including an action for the specific performance of any provision herein or any other remedy granted by law, equity or otherwise. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorneys’ fees and attorney fees related to the scope of its rights hereunder, incurred in such suit, action or other proceeding.

g.      Severability. In the event that any provision of this Agreement, or part thereof, shall be held to be void or unenforceable by a final, non-appealable order entered by a court of competent jurisdiction, such determination shall not affect or impair the enforceability of the remaining portions of this Agreement.

h.        Authority. Each party hereto represents and warrants to the other parties hereto that it has full power and authority to execute this Agreement and to perform or cause to be performed the obligations on its part to be performed.

i.        Computation of Time. In the computation of a period of time, if any, expressed in this Agreement, the day of the act or event from which said period of time runs shall be excluded and the last day of such period shall be included, unless it falls on a Saturday, Sunday, or legal holiday observed in the State of Montana, in which case the period shall be deemed to run until the end of the next day, which is not a Saturday, Sunday, or such legal holiday.

j.       Captions. The captions contained in this Agreement are for convenience only and are not part of the terms, provisions, or conditions of this Agreement.

k.      Entire Agreement. This Agreement, together with the Merger Agreement and its attachments or exhibits, constitutes the entire agreement of the parties hereto and supersedes any prior or contemporaneous agreements, representations, or understandings, whether written or oral. Notwithstanding the foregoing, in the event of any inconsistency between the statements in the body of this Agreement and those of the Merger Agreement: (i) with respect to any inconsistency as between Eagle and Big Muddy, the Merger Agreement shall control; and (ii) with respect to any inconsistency as between Escrow Agent, on the one hand, and Eagle or Big Muddy, on the other hand, this Agreement shall control.

[Signature pages follows]

Eagle:	EAGLE BANCORP MONTANA, INC.

By: Name: Peter J. Johnson Title: President and CEO

Big Muddy:	BIG MUDDY BANCORP, INC.

By: Name: Benjamin G. Ruddy Title: President

Big Muddy Representative:
Benjamin G. Ruddy

Escrow Agent:	MOUNTAIN TITLE COMPANY

By: Name: Title:

EXHIBIT A

MERGER AGREEMENT

(See attached)

A-1

EXHIBIT B

Written Direction

Date: [____________________]

VIA FACSIMILE AND U.S. MAIL

Fax:

Attention:

Re:	Eagle Bancorp Montana, Inc. Written Direction

Dear Sir/Madam:

Reference is made to the Amended and Restated Escrow Agreement dated as of _______, 2018, between Eagle Bancorp Montana, Inc. (“Eagle”), a Delaware corporation, Big Muddy Bancorp, Inc. (“Big Muddy”), a Montana corporation, Benjamin G. Ruddy, as representative of the Big Muddy Shareholders, and Mountain Title Company (“Escrow Agent”). Capitalized terms used herein shall have the meaning ascribed to such terms in the Amended and Restated Escrow Agreement unless otherwise defined herein.

In accordance with the Amended and Restated Escrow Agreement, Eagle hereby instructs you to disburse certain funds in the Escrow Account to the following account:

Bank Name:
Bank ABA No.:
Account No.:
Account Name:
Amount:

Please do not hesitate to call me with any questions or concerns you have regarding this Written Direction.

Very Truly Yours,

EAGLE BANCORP MONTANA, INC.

By:

Its:

B-1

EXHIBIT C

Notice of Escrow Closing

Date: [____________________]

VIA FACSIMILE AND U.S. MAIL

Fax:

Attention:

Re:	Eagle Bancorp Montana, Inc. Notice of Escrow Closing

 Dear Sir/Madam:

Reference is made to the Amended and Restated Escrow Agreement dated as of _______, 2018, between Eagle Bancorp Montana, Inc. (“Eagle”), a Delaware corporation, Big Muddy Bancorp, Inc. (“Big Muddy”), a Montana corporation, Benjamin G. Ruddy, as representative of the Big Muddy Shareholders, and Mountain Title Company (“Escrow Agent”). Capitalized terms used herein shall have the meaning ascribed to such terms in the Amended and Restated Escrow Agreement unless otherwise defined herein.

Please be advised that the that following condition has been satisfied:

[A settlement agreement has been executed by Eagle and FRCS and any other party thereto under which the parties have, or a final, non-appealable adjudication of a court of competent jurisdiction has, resolved all claims as between Eagle, as successor of the State Bank of Townsend, and FRCS in the FRCS Litigation.]

[The Escrow Agent has been directed to release the Escrow Funds by a final, non-appealable adjudication of a court of competent jurisdiction, a copy of such documentation is attached as an exhibit hereto.] or [A majority of the Board of Directors of Eagle has resolved that they believe in good faith that any risks associated with the FRCS Litigation have been sufficiently mitigated.]

In accordance with the Amended and Restated Escrow Agreement, Eagle hereby instructs you to disburse the funds in the Escrow Account to the following accounts in equal amounts:

To Eagle:

Bank Name:
Bank ABA No.:
Account No.:
Account Name:
Amount:

C-1

To the Big Muddy Representative:

Bank Name:
Bank ABA No.:
Account No.:
Account Name:
Amount:

Please do not hesitate to call me with any questions or concerns you have regarding this Notice.

Very Truly Yours,

EAGLE BANCORP MONTANA, INC.

By:

Its:

C-2